UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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JOHN BEAN TECHNOLOGIES CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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April 1, 2015

Dear JBT Corporation Stockholder:

It is my pleasure to invite you to attend the 2015 Annual Meeting of Stockholders of John Bean Technologies Corporation, which will be held on Friday, May 15, 2015 at 9:30 a.m., Central Time, at Three First National Plaza, 70 West Madison Street, Suite 450, Chicago, Illinois. At the meeting, we will ask our stockholders to approve our nominees for directors, re-approve the performance measures we use for performance-based compensation awards in our incentive compensation and stock plan, approve on an advisory basis the compensation of our named executive officers described in the accompanying Proxy Statement and ratify the appointment of KPMG LLP as our auditor for 2015. You may vote at the Annual Meeting if you were a stockholder of record as of the close of business on March 17, 2015.

At our Annual Meeting, I will also report on our performance in 2014 and answer your questions. We look forward to your participation. Please refer to the accompanying Proxy Statement for additional information about the matters to be considered at the meeting. The Proxy Statement includes a description of our executive compensation program, which is designed to provide competitive, performance-based compensation that places a significant portion of our named executive officers’ compensation at risk. Our named executive officers’ at-risk compensation depends on our achievement of pre-approved performance measures designed to ensure we provide long-term value to our stockholders. As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, our proxy requests an advisory vote from stockholders on our named executive officer compensation, a proxy we request annually in accordance with the advisory vote of our stockholders and the direction of our Board of Directors.

MANAGEMENT RECOMMENDS A VOTE FOR THE RE-ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, FOR RE-APPROVAL OF THE PERFORMANCE MEASURES UTILIZED IN OUR PERFORMANCE-BASED INCENTIVE COMPENSATION AWARDS, FOR THE PROPOSED RESOLUTION REGARDING NAMED EXECUTIVE OFFICER COMPENSATION, AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR AUDITOR.

Your vote is important. To be sure that your vote counts and to assure a quorum, please submit your vote promptly whether or not you plan to attend the meeting. You can revoke a proxy prior to its exercise at the meeting by following the instructions in the accompanying Proxy Statement.

Our stockholders have a choice of voting on the Internet, by telephone or by mailing a proxy card. If you are a stockholder of record and you plan to attend the meeting, please mark the appropriate box on your proxy card or use the alternative Internet or telephone voting options in accordance with the voting instructions you have received. If you vote by telephone or on the Internet, you do not need to return your proxy card. If your shares are held by a bank, broker or other intermediary and you plan to attend the Annual Meeting of Stockholders, please send written notification to our Investor Relations Department, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those indicating they plan to attend the Annual Meeting of Stockholders will be placed on an admission list held at the registration desk for the meeting.

Stockholders may help us reduce printing and mailing costs and conserve resources by opting to receive future proxy materials by e-mail. Information about how to do this is included in the accompanying Proxy Statement.

Sincerely,

Thomas W. Giacomini

Chairman of the Board

NOTICE OF THE 2015

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 15, 2015 at 9:30 a.m., Central Time

Three First National Plaza

70 West Madison Street, Suite 450, Chicago, IL 60602

The 2015 Annual Meeting of Stockholders of John Bean Technologies Corporation will be held at the time and place noted above. At the meeting we will ask our stockholders to:

•	Re-elect two directors, C. Maury Devine and James M. Ringler, each for a term of three years;

•	Re-approve the performance measures for certain performance-based awards under the John Bean Technologies Corporation Incentive Compensation and Stock Plan;

•	Approve on an advisory basis our named executive officer compensation as described in the Proxy Statement for the Annual Meeting;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

•	Vote on any other business properly brought before the meeting or any postponement or adjournment thereof.

By Order of the Board of Directors

James L. Marvin

Executive Vice President, General

Counsel and Secretary

INFORMATION ABOUT VOTING

Who is soliciting my vote? — The Board of Directors (the “Board”) of John Bean Technologies Corporation (“JBT Corporation” or the “Company,” “we,” “us” or “our”) is soliciting proxies for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and any adjournments of that meeting. On April 1, 2015, we began to mail to our stockholders of record as of the close of business on March 17, 2015, either a notice containing instructions on how to access this Proxy Statement and our Annual Report through the Internet or a printed copy of these proxy materials. As permitted by Securities and Exchange Commission rules, we are making this Proxy Statement and our Annual Report available to our stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this Proxy Statement and our Annual Report and vote online. If you received a notice by mail or electronically delivered by e-mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice or e-mail instructs you on how to access and review all of the important information contained in this Proxy Statement and Annual Report through the Internet. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail or e-mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice or e-mail.

What am I voting on? — The agenda for the Annual Meeting is to:

1.	Re-elect two directors: C. Maury Devine and James M. Ringler;

2.	Re-approve the performance measures for certain performance-based awards under the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Incentive Compensation Plan”);

3.	Approve on an advisory basis our named executive officer compensation as described in this Proxy Statement;

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015; and

5.	Conduct any other business properly brought before the meeting and any adjournment or postponement thereof.

Who can vote? — You can vote at the Annual Meeting if you were a holder of John Bean Technologies Corporation common stock (“Common Stock”) as of the close of business on March 17, 2015. Each share of Common Stock is entitled to one vote. As of March 17, 2015, we had 29,236,041 shares of Common Stock outstanding and entitled to vote. The shares you may vote include those held directly in your name as a stockholder of record and shares held for you as a beneficial owner through a broker, bank or other nominee.

Many of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their name. If your shares are registered directly in your name with our transfer agent, Computershare Investor Services, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy to the persons appointed by us or to vote in person at the Annual Meeting. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote your shares, and you are also invited to attend the Annual Meeting. However, if you are not a stockholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy, executed in your favor, from the stockholder of record. Your broker or nominee is obligated to provide you with a voting instruction card for you to use.

How do I vote? — If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card. Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the Annual Meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. You may vote your shares in one of the following ways:

•

You can attend the Annual Meeting and cast your vote there if you are a stockholder of record as of the close of business on the record date or you have a proxy from the record holder designating you as the proxy.

•

If you received printed proxy materials, you may submit your proxy by mail by signing, dating and returning your proxy card to us prior to the Annual Meeting. If you do, the individuals named on the card will vote your shares in the way you indicate.

•

You can vote by telephone or through the Internet in accordance with the instructions provided in the electronic distribution through e-mail, notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•

You can provide voting instructions to the bank, broker or other nominee that is the holder of record of shares of Common Stock that you beneficially own, if you hold your shares in street name (such as through a bank or broker), by the method communicated to you by such bank, broker or other nominee.

If you hold your shares in street name (through a bank, broker or other nominee) it is critical that you cast your vote if you want it counted on Proposals 1, 2 and 3. Proposals 1, 2 and 3 are not routine matters, and therefore your bank or broker may not vote your uninstructed shares on Proposals 1, 2 or 3 on a discretionary basis. As a result, if you hold your shares in street name, and you do not instruct your bank or broker how to vote on Proposals 1, 2 or 3, no votes will be cast on those Proposals on your behalf. If you are a registered stockholder and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

Telephone and Internet voting for stockholders of record will be available 24 hours a day, seven days a week, and will close at 11:59 p.m. Central Time on May 14, 2015. If you vote by telephone or through the Internet, you do not have to return a proxy card.

Who counts the votes? — Our Board of Directors will designate individuals to serve as inspectors of election for the Annual Meeting. The inspectors will determine the number of shares outstanding and the number of shares represented at the Annual Meeting. They will also determine the validity of proxies and ballots, count all of the votes and determine the results of the actions taken at the Annual Meeting.

How many votes must be present to hold the meeting? — Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our outstanding shares of Common Stock as of March 17, 2015, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the Annual Meeting.

What is a broker non-vote? — If a broker does not have discretion to vote shares held in street name on a particular proposal and does not receive instructions from the beneficial owner on how to vote the shares, the broker may return a proxy card without voting on that proposal. This is known as a broker non-vote. Broker non-votes will have no effect on the vote for any matter properly introduced at the Annual Meeting but are counted for purposes of establishing a quorum at the meeting.

If you are a beneficial owner, your bank, broker or other holder of record is permitted to vote your shares on ratification of the appointment of our auditor even if the broker does not receive voting instructions from you.

How many votes are needed to approve the proposals? — A plurality of the votes cast is required for the election of directors. This means that the two director nominees with the most votes will be elected to the Board of Directors. Only votes “FOR” or “WITHHELD” affect the outcome. Abstentions and broker non-votes are not counted for purposes of the election of directors. For the proposals for (1) re-approval of the performance measures for certain performance-based awards under the Incentive Compensation Plan, (2) approval, on an advisory basis, of our named executive officer compensation and (3) ratification of our appointment of KPMG LLP as our independent public accounting firm for 2015, the affirmative vote of the majority of shares present in person or represented by proxy and entitled to vote at the meeting will be required. Abstentions have the effect of a vote against such proposals, and broker non-votes have no effect on the outcome of the vote on such proposals.

Could other matters be decided at the Annual Meeting? — As of the date this Proxy Statement was printed, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.

If other matters are properly presented at the Annual Meeting for consideration, the proxy holders designated on proxy cards or designated in the other voting instructions you have submitted will have the discretion to vote on those matters for you.

Can I access the Notice of Annual Meeting, Proxy Statement and 2014 Annual Report on the Internet? — The Notice of Annual Meeting, Proxy Statement and 2014 Annual Report may be viewed and downloaded from the website www.edocumentview.com/JBT.

Can I revoke a proxy after I submit it? — You may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Delivering a written notice revoking your proxy to our Secretary at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602 prior to the cut-off for voting;

•	Delivering a properly executed, later-dated proxy prior to the cut-off for voting;

•	Voting again by telephone or through the Internet in accordance with the instructions provided to you for voting your shares; or

•	Attending the Annual Meeting and voting in person.

Who can attend the Annual Meeting? — The Annual Meeting is open to all holders of JBT Corporation Common Stock. Each holder is permitted to bring one guest. Security measures will be in effect in order to ensure the safety of attendees and the orderly conduct of the Annual Meeting.

Do I need a ticket to attend the Annual Meeting? — Yes, you will need an admission ticket or proof of ownership of JBT Corporation Common Stock to enter the Annual Meeting. If your shares are registered in your name and you received the proxy materials by mail, you will find an admission ticket attached to the proxy card sent to you. If your shares are in the name of your broker or bank or you received your materials electronically, you will need to bring evidence of your stock ownership, such as your most recent brokerage statement. All stockholders will be required to present valid picture identification. IF YOU DO NOT HAVE VALID PICTURE IDENTIFICATION AND EITHER AN ADMISSION TICKET OR PROOF THAT YOU OWN JBT CORPORATION COMMON STOCK, YOU MAY NOT BE ADMITTED INTO THE ANNUAL MEETING.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

The Board of Directors currently consists of seven members. We have three classes of directors, each class being of as nearly equal size as possible. The term for each class is three years. Class terms expire on a rolling basis, so that one class of directors is elected each year. The term for the nominees for director at the 2015 Annual Meeting will expire at the 2018 Annual Meeting.

The nominees for director this year are C. Maury Devine and James M. Ringler. Information about the nominees, the continuing directors and the Board of Directors as a whole is contained in the section of this Proxy Statement entitled “Board of Directors.”

The Board of Directors expects that all of the nominees will be able and willing to serve as directors. If any nominee is not available:

•	the proxies may be voted for another person nominated by the current Board of Directors to fill the vacancy;

•	the Board of Directors may decide to leave the vacancy temporarily unfilled; or

•	the size of the Board of Directors may be reduced.

Vote Required

A plurality of the votes cast is required for the election of directors. This means that the two director nominees with the most votes will be elected to the Board of Directors.

The Board of Directors recommends a vote FOR the re-election of

C. Maury Devine and James M. Ringler.

Proposal 2: Re-approval of the Performance Measures for certain Performance-Based Awards under the Incentive Compensation and Stock Plan

At the Annual Meeting, you will be asked to re-approve the material terms of the performance measures that apply to performance awards granted under the Incentive Compensation Plan. In order for such awards to qualify as performance-based awards under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), stockholders must re-approve the material terms of such performance measures, which is required every five years. Stockholders are not being asked to approve any amendments to the Incentive Compensation Plan or to approve the Incentive Compensation Plan itself under this proposal, but are only asked to re-approve the material terms of the performance measures included in the plan for qualification under Section 162(m) of the Code.

Reasons for Proposal

Stockholder re-approval of the material terms of the performance measures is required for the Company to fully deduct the amount or value of the performance awards, as permitted under Section 162(m) of the Code. Section 162(m) generally limits to $1 million the deduction available to public companies for compensation paid to its chief executive officer and certain other executive officers (referred to as “covered employees”). This limitation does not apply, however, to “performance-based compensation” as defined under Section 162(m).

Performance awards granted under the Incentive Compensation Plan are intended to qualify as performance-based compensation that would be fully deductible under Section 162(m) of the Code. To qualify, the performance award must be subject to performance measures established by a committee or subcommittee comprised solely of two or more of the Company’s outside directors (in the case of the Company, the Compensation Committee). In addition, the material terms of the performance measures must be disclosed to and approved by the Company’s stockholders. Further, subsequent to the original approval of the material terms of the performance measures, the performance measures must be disclosed to and re-approved by the Company’s stockholders no later than the first meeting of stockholders that occurs in the fifth year following the year in which stockholders previously approved the material terms of the performance measures. The Incentive Compensation Plan was originally approved by the Company’s stockholders in May 2010. If stockholder re-approval of the material terms of the performance measures is not obtained at the Annual Meeting, performance awards granted under the Incentive Compensation Plan after the Annual Meeting will be subject to the $1 million deduction limit, which would result in additional cost to the Company to the extent amounts of compensation paid to covered employees are not deductible.

For purposes of Section 162(m) of the Code, the material terms that stockholders must approve include (i) the group of employees whose compensation would be subject to the performance measures; (ii) the business criteria on which each of the performance measures is based; and (iii) the maximum amounts payable to any executive officer under each performance award.

Group of Employees Subject to the Performance Measures

Officers, employees, directors, and consultants of the Company or any of its affiliates, and prospective employees, directors and consultants who have accepted offers of employment, membership on a board or consultancy from our company or our affiliates, who are or will be responsible for or contribute to the management, growth, or profitability of our business or the business of our affiliates, comprise the class of employees eligible to receive awards under the Incentive Compensation Plan.

Performance Measures under the Incentive Compensation Plan

The performance measures applicable to awards under the Incentive Compensation Plan that are intended to qualify as “performance-based compensation” under Section 162(m) of the Code are as follows: net revenue; net earnings (before or after taxes); operating earnings or income; absolute and/or relative return measures (including, but not limited to, return on assets, capital, invested capital, net contribution, equity, sales, or revenue); earnings per share; cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment); net operating profits; earnings before or after taxes, interest, depreciation, and/or amortization; earnings as a percentage of sales; earnings growth before or after taxes, interest, depreciation, and/or amortization; gross, operating, or net margins; revenue growth; book value per share; stock price (including, but not limited to, growth measures and total stockholder return); economic value added; customer satisfaction; market share; working capital; productivity ratios; operating goals (including, but not limited to, safety, reliability, maintenance expenses, capital expenses, customer satisfaction, operating efficiency, and employee satisfaction); and performance relative to peer companies.

Any of the above performance measures may be used to measure the performance of the Company as a whole, one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures as the Compensation Committee may deem appropriate.

Maximum Awards under the Incentive Compensation Plan

No participant in the Incentive Compensation Plan may be granted stock options and stock appreciation rights covering in excess of 400,000 shares of Common Stock in any calendar year. The maximum aggregate amount with respect to each management incentive award, award of performance units, award of stock units, award of restricted stock units, or award of restricted stock that may be granted or that may vest, as applicable, under the Incentive Compensation Plan in any calendar year for any individual participant is 400,000 shares of Common Stock, or the dollar value equivalent of 400,000 shares of Common Stock.

The maximum aggregate amount with respect to management incentive awards to be settled only in cash that may be granted, or that may vest or become payable, as applicable, under the Incentive Compensation Plan in any calendar year for any individual participant is $3,200,000. This cash limitation applies separately from the number of shares limitation described above.

Vote Required

Re-approval of the material terms of the performance measures under the Incentive Compensation Plan requires the affirmative vote of a majority of the votes cast at the Annual Meeting in person or by proxy.

The Board of Directors recommends a vote FOR the re-approval of the performance measures for certain performance-based awards under the Incentive Compensation Plan.

Proposal 3: Advisory Vote on Named Executive Officer Compensation

In accordance with Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are seeking a stockholder vote on a non-binding advisory resolution from our stockholders on the compensation of our executive officers whose compensation is included in the Summary Compensation Table of this Proxy Statement (our “named executive officers”). This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement.

At our Annual Meeting held in 2014, our stockholders approved the compensation of our named executive officers as disclosed in our 2014 proxy statement in a non-binding “say on pay” vote by over 86% percent of the votes cast. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinion of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. We hold an advisory “say on pay” vote every year.

As described in more detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, we have structured our executive compensation program to attract and retain talented individuals and motivate them to create long-term stockholder value by achieving performance objectives and strategic goals and appropriately managing risk. Our program is designed to:

•	Closely link compensation with company performance targets and achievement of individual objectives
•	Drive our key business strategies
•	Align the interests of our executives with our stockholders
•	Provide competitive compensation opportunities that attract and retain talented people

In the section of this Proxy Statement entitled “Compensation Discussion and Analysis,” we describe our executive compensation programs in more detail, including the philosophy and business strategy underpinning the programs, the individual elements of the compensation programs, and information about how our compensation plans are administered. We encourage stockholders to review this section of the Proxy Statement.

Our compensation programs consist of elements designed to complement each other and reward achievement of short-term and long-term objectives linked to financial performance metrics. We have chosen the selected metrics to align the compensation of our named executive officers to our business strategy.

The Compensation Committee regularly reviews best practices related to executive compensation to ensure alignment between our business strategy and compensation philosophy. Over the past several years, under the leadership of our Compensation Committee, we have made modifications to the structure of our executive compensation program such that the proportion of annual incentive compensation that is based upon objective, business performance results has been increased, and the alignment between business performance measures for annual incentive compensation awards and our company’s core strategic objectives has been strengthened. Over time, we have significantly increased the proportion of long-term incentive awards given to our executives that are based on achievement of objective performance metrics. In addition, performance metrics were incorporated into long-term incentive awards for those employees who directly report to our named executive officers to further align performance and compensation within our organization.

To strengthen our Incentive Compensation Plan’s alignment with longer-term objectives, our Compensation Committee has modified our Incentive Compensation Plan beginning in 2015 by increasing the performance period of the performance metrics for equity incentive compensation awards from one to three years. While we have retained annual performance metrics for our annual cash incentive awards to align with shorter term business objectives, we feel that increasing performance periods for equity incentive awards to three years will provide an increased alignment of compensation opportunity with the achievement of longer term business performance goals. We have also decided to institute “double-trigger” vesting of equity incentive compensation awards to our executive officers beginning in 2015 associated with changes of control of the Company.

As illustrated by these actions, the Compensation Committee has strived to structure our executive compensation practices in a manner that is performance-based with a view towards maximizing long-term stockholder value. Our Compensation Committee and the Board of Directors believes that the policies and programs described in the “Compensation Discussion and Analysis” section of this Proxy Statement are effective in achieving our objectives and have contributed to our positive financial performance.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR the following non-binding resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and narrative descriptions that accompany those tables in this Proxy Statement, is hereby approved.

Effect of Proposal

Since the required vote is advisory, the result of the vote is not binding upon the Board of Directors and will not require the Board of Directors or the Compensation Committee to take any action regarding our executive compensation practices. The Board of Directors values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board will carefully consider the outcome of the advisory vote on named executive officer compensation and those opinions when making future compensation decisions.

Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm

KPMG LLP has served as our independent public accountants since our inception in July 2008. The Audit Committee of the Board of Directors has approved KPMG LLP continuing to serve as the independent auditors for us for the fiscal year ending December 31, 2015. For the years 2013 and 2014, KPMG LLP’s fees were as follows:

	$(000)
	2013	2014
Audit Fees (1)	1,874	1,841
Audit-Related Fees (2)	3	3
Tax Fees (3)	4	3
All Other Fees (4)	0	0

Total	1,881	1,847

(1)	Audit Fees consist of fees for the annual audit of our consolidated financial statements, foreign statutory audits and reviews of interim financial statements in our Quarterly Reports on Form 10-Q.
(2)	Audit-Related Fees are assurance and related services that are traditionally performed by the independent auditor.
(3)	Tax Fees consist of fees for compliance, consultation and planning with respect to various corporate tax matters.
(4)	All Other Fees include fees for tax services for expatriates and miscellaneous services.

The Audit Committee of the Board of Directors considered the effect of KPMG LLP’s non-audit services in assessing the independence of such accountants and concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Audit Committee of the Board of Directors reviews all relationships between KPMG LLP and us, including the provision of non-audit services which have an increased potential of impairing the auditor’s independence. The Audit Committee pre-approved all audit and non-audit services provided by KPMG LLP summarized in the table above during 2013 and 2014.

We have been advised by KPMG LLP that it will have a representative in attendance at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires and also will be available to respond to appropriate questions.

Vote Required

In order for this proposal to be adopted by stockholders, at least a majority of the votes cast at the Annual Meeting in person or by proxy by the stockholders entitled to vote on the matter must be voted in its favor.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as JBT Corporation’s independent registered public accounting firm for 2015.

BOARD OF DIRECTORS

Nominees for Director

Class I - Term Expiring in 2015

C. Maury Devine Principal Occupation: Retired President and Managing Director, ExxonMobil Norway, an oil and gas exploration company Age: 64 Director Since: 2008

Ms. Devine served as President and Managing Director of ExxonMobil Corporation’s Norwegian affiliate, Exxon Mobil Norway, from 1996 to 2000. Prior to the merger of ExxonMobil, she served as Secretary of Mobil Corporation from 1994 to 1996. From 1990 to 1994, Ms. Devine managed Mobil’s international government relations and from 1988 to 1990, Ms. Devine served as manager, security planning for Mobil. From 2000 to 2003, Ms. Devine was a Fellow at Harvard University’s Belfer Center for Science and International Affairs. Prior to joining Mobil, Ms. Devine served 15 years in the United States government in positions at the White House, the American Embassy in Paris, France, and the U.S. Department of Justice. Ms. Devine has served on the Boards of Directors of FMC Technologies, Inc. since 2005 (and chair of the Audit Committee since February 2015), The Washington Middle School for Girls since May 2010, Technip since April 2011 (where she also serves as the chair of the Ethics and Governance Committee and a member of the Nominations and Remunerations Committee) and Georgetown Visitation Preparatory School since 2013. She is a member of the Council on Foreign Relations. Ms. Devine served as a director of Det Norske Veritas (DNV) from 2000 to 2010 and Aquatic Energy LLC from 2010 to February 2012. Ms. Devine’s experience in international affairs and her knowledge of the Federal government that result from her fifteen years of government service, including posts in the White House, the American Embassy in Paris, France and the Department of Justice, as well as her current role as a member of the Council on Foreign Relations, are assets to our businesses that market and sell to the U.S. government and navigate international trade issues. Ms. Devine’s service on the Board of Directors of our predecessor, FMC Technologies, Inc., beginning in 2005 also brings to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

James M. Ringler

Principal Occupation: Chairman of the Board of Teradata Corporation, a data warehousing and analytic technologies company, and Retired Vice Chairman of Illinois Tool Works Inc., an international manufacturer of highly engineered components and industrial systems

Age: 69

Director Since: 2008

Mr. Ringler currently serves as Chairman of the Board of Teradata Corporation. Mr. Ringler served as Vice Chairman of Illinois Tool Works Inc. until his retirement in 2004. Prior to joining Illinois Tool Works, he was Chairman, President and Chief Executive Officer of Premark International, Inc., which merged with Illinois Tool Works in November 1999. Mr. Ringler joined Premark in 1990 and served as President and Chief Operating Officer until 1996. From 1986 to 1990, he was President of White Consolidated Industries’ Major Appliance Group, and from 1982 to 1986, he was President and Chief Operating Officer of The Tappan Company. Prior to joining The Tappan Company in 1976, Mr. Ringler was a consulting manager with Arthur Andersen & Co. Mr. Ringler has served as Chairman of the Board of Teradata Corporation since September 2007 and he has been a member of the Boards of Directors of The Dow Chemical Company since 2001, Autoliv, Inc. since 2002, and FMC Technologies, Inc. since 2001. Mr. Ringler serves as chairman of Autoliv’s compensation committee, as a member of Teradata’s compensation committee and serves on the audit committees of Dow Chemical and FMC Technologies, Inc. (where he also serves as a compensation committee member). Mr. Ringler was a member of the Board of Directors of Ingredion Incorporated (formerly known as Corn Products International, Inc.) from 2001 to 2014. Mr. Ringler brings a broad perspective to our Board from his past experience and his current service on the boards and key committees of a number of large public companies, including those described above. Additionally, his experience as a chief executive and board chairman provide the Board with significant experience in its evaluations of risks and opportunities facing our company. Mr. Ringler’s service on the Board of Directors of our predecessor, FMC Technologies, Inc., beginning in 2001 also brings to the Board familiarity with the historical business strategies, products and management of the businesses that now comprise JBT Corporation.

Directors Continuing in Office

Class II - Term Expiring in 2016

Edward (Ted) L. Doheny II Principal Occupation: President and Chief Executive Officer of Joy Global, Inc., an industrial mining machinery business Age: 52 Director Since: 2012

Mr. Doheny has served as the President and Chief Executive Officer of Joy Global, Inc. since December 2013. Previously he served as an Executive Vice President of Joy Global, Inc. and as the Chief Operating Officer of Joy Mining Machinery (positions he assumed in 2006), where he had global responsibility for the company’s underground mining machinery business. Prior to joining Joy Global, Mr. Doheny spent 21 years with Ingersoll-Rand Corporation, where he held a variety of senior executive positions domestically and internationally, including President of Industrial Technologies from 2003 to 2005 and President of Air Solutions from 2000 to 2003. Mr. Doheny brings 25 years of industrial equipment industry experience to our Board from his roles at Joy Global and Ingersoll Rand. Mr. Doheny’s executive officer positions bring to our Board expertise and experience of an acting president and chief executive officer of a world leading manufacturer of highly mechanized equipment and systems delivered directly to markets all over the world, with a heavy focus on Asia for manufacturing and emerging market growth.

Alan D. Feldman Principal Occupation: Former Chairman of the Board, President and Chief Executive Officer of Midas, Inc., an international automotive services company Age: 63 Director Since: 2008

Mr. Feldman served as President and Chief Executive Officer of Midas, Inc. from January 2003 until May 2012 and as its Chairman from May 2006 until May 2012. Prior to joining Midas in January 2003, Mr. Feldman held several senior management posts with McDonald’s Corporation, becoming President of McDonald’s USA in 1998 and Chief Operating Officer and President of McDonald’s Americas in 2001. From 1983 through 1994, Mr. Feldman was with PepsiCo, where he served in financial and operations posts at Frito-Lay and Pizza Hut. At Pizza Hut,

Mr. Feldman was named Senior Vice President of Operations in 1990 and Senior Vice President, Business Strategy and Chief Financial Officer, in 1993. Mr. Feldman has served on the Board of Directors of GNC Holdings, Inc. since July 2013, the Board of Directors of Foot Locker, Inc. since May 2005 and on the Board of Directors of the University of Illinois Foundation since September 2012 (where he also serves on the Audit Committee). Mr. Feldman has a significant amount of expertise in the fast-food, quick-serve and snack food industries, a significant market for our JBT FoodTech division, as a result of his senior management positions with McDonald’s and PepsiCo’s Frito-Lay and Pizza Hut operating units as described above. Additionally, his experience as the Chief Financial Officer of Pizza Hut allows him to make significant contributions to the Board’s Audit Committee, and his former role as CEO and Chairman of Midas, Inc. provides our Board with the expertise and experience obtained from serving as a chief executive officer and board chairman of an international retail, parts and services business.

James E. Goodwin

Principal Occupation: Chairman of the Board of Federal Signal Corporation, a manufacturer of emergency audio and visual warning device systems, and Retired Chairman of the Board and Chief Executive Officer of UAL Corporation, parent corporation of United Airlines, an international air transportation company

Age: 70

Director Since: 2008

Mr. Goodwin served as Chairman and Chief Executive Officer of UAL Corporation and United Airlines from March 1999 until his retirement on October 31, 2001. Mr. Goodwin served as President and Chief Operating Officer of UAL Corporation and United Airlines from 1998 to 1999. During his career with UAL Corporation and United Airlines, Mr. Goodwin became Senior Vice President-Marketing in 1985, Senior Vice President-Services in 1988, Senior Vice President-Maintenance Operations in 1991, Senior Vice President-International in 1992 and Senior Vice President-North America in 1995. Mr. Goodwin has served on the Boards of Directors of AAR Corp. since April 2002 and Federal Signal Corporation since October 2005 (where he currently serves as non-executive board chairman). Mr. Goodwin serves on the Advisory Board of Wynnchurch Capital, a private equity firm, and serves on the Boards of Directors of two of their portfolio companies, Burtek Enterprises, Inc. and Northstar Aerospace, Inc., since March 2013. Mr. Goodwin served as a director of First Chicago Bank & Trust from 2002 to December 2011 and on the Advisory Board of Hu-Friedy until October 2011. Mr. Goodwin also serves on the Board of Trustees of Lewis University and is a member of The Council of Chief Executives. Mr. Goodwin’s thirty-four years of operational and management experience in the airline industry, including in the positions described above at United Airlines and its parent, UAL Corporation, allow him to provide unique insight into the aviation industry generally and are especially critical to our JBT AeroTech division. Additionally, Mr. Goodwin’s experience as a chief executive and board chairman of UAL Corporation and United Airlines, as well as his current service as a director and as a member of the audit committee of AAR Corp., an aviation support company, and as chairman of the board of Federal Signal Corporation adds to the insights he brings to our Board regarding opportunities in the aviation industry, to our Board’s Audit Committee and more generally in assessing and evaluating risks and opportunities facing our company.

Class III - Term Expiring in 2017

Thomas W. Giacomini Principal Occupation: Chairman of the Board, President & Chief Executive Officer of JBT Corporation Age: 49 Director Since: 2013

Mr. Giacomini became the Company’s President and Chief Executive Officer in September 2013 and was elected Chairman of the Board in May 2014. Prior to joining the Company, he served as Vice President (since February 2008) of Dover Corporation, a diversified global manufacturer, and President and Chief Executive Officer (since November 2011) of Dover Engineered Systems. Prior to serving in these roles, Mr. Giacomini served as President (from April 2009 to November 2011) and Chief Executive Officer (from July 2009 to November 2011) of Dover Industrial Products and President (from October 2007 to July 2009) of Dover’s Material Handling Platform. Mr. Giacomini joined Dover in 2003 following its acquisition of Warn Industries, an industrial manufacturer specializing in vehicle performance enhancing equipment. During his tenure at Warn Industries he held a variety of leadership roles including President and Chief Operating Officer. Prior to joining Warn Industries, Mr. Giacomini held various roles at TRW, Inc. Mr. Giacomini holds an MBA from Northwestern’s Kellogg School of Management and a Bachelor’s degree in Mechanical Engineering from University of Michigan (Dearborn). Mr. Giacomini’s experience as a senior executive officer of a large and diversified global manufacturing company brings to the Board a managerial and operating perspective gained from his experience managing the risks, implementing the strategies and spearheading growth initiatives of a larger global company.

Polly B. Kawalek Principal Occupation: Retired President of PepsiCo’s Quaker Foods Division, an international manufacturer of branded products Age: 60 Director Since: 2008

Ms. Kawalek retired in 2004 after serving for 25 years in various capacities with Quaker Oats, Inc., which in 2001 became a business unit of PepsiCo. She served as President of PepsiCo’s Quaker Foods division from 2002 until her retirement. In 2001, Ms. Kawalek served as President of Quaker Oats’ U.S. Foods division and from 1997 through 2000 she served as President of its Hot Breakfast division. Ms. Kawalek served as a director of Martek Biosciences Corp. from 2005 until February 2011 and as a director of Kimball International, Inc. from 1998 until January 2009. Ms. Kawalek brings twenty-five years of food industry experience to our Board from her roles at Quaker Oats, both prior and subsequent to its acquisition by PepsiCo. Ms. Kawalek’s insights into research and development, product innovation and marketing bring our Board key perspectives for strategic planning.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Corporate Governance

Our Board of Directors believes that the purpose of corporate governance is to ensure that we maximize stockholder value in a manner that is consistent with both the legal requirements applicable to us and a business model that requires our employees to conduct business with the highest standards of integrity. The Board has adopted and adheres to corporate governance principles which the Board and senior management believe promote this purpose, are sound and represent best practices. The Board reviews these governance practices, the corporate laws of the State of Delaware under which we were incorporated, the rules and listing standards of the New York Stock Exchange and the regulations of the Securities and Exchange Commission, as well as best practices recognized by governance authorities to benchmark the standards under which it operates. The corporate governance principles adopted by the Board of Directors may be viewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and are also available in print to any stockholder upon request. A request should be directed to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

Meetings

Our Board of Directors held 5 meetings during 2014. Each director attended all meetings of the Board and the committees on which he or she served during 2014. The Board of Directors has scheduled a board meeting on the day of the 2015 Annual Meeting of Stockholders, and the Company encourages Board members to attend the Annual Meeting of Stockholders. All of our Board members attended the 2014 Annual Meeting of Stockholders.

Committees of the Board of Directors

The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

Each of these committees operates pursuant to a written charter setting out the functions and responsibilities of the committee, each of which may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print to stockholders upon request submitted to our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

The following table provides 2014 meeting and membership information for each of the Board’s committees:

	Meetings	Devine	Feldman	Goodwin	Kawalek	Ringler	Doheny
Audit	7	■	●	■
Compensation	3				●	■	■
Nominating and Governance	2	●	■	■	■	■	■

●	Committee Chair
■	Committee Member

Following the Board meeting on the date of the 2015 Annual Meeting, Ms. Kawalek will succeed Ms. Devine as Chair of the Nominating and Governance Committee and Mr. Doheny will succeed Ms. Kawalek as Chair of the Compensation Committee.

Audit Committee

The Audit Committee charter gives the Audit Committee the authority and responsibility for the engagement, compensation and oversight of our independent public accountants and the review and approval in advance of the scope of audit and non-audit assignments and the related fees of the independent public accountants. The Audit Committee charter also gives this committee authority to fulfill its obligations under Securities and Exchange Commission and New York Stock Exchange requirements, which include:

•	responsibilities associated with our external and internal audit staffing and planning;

•	oversight over accounting and financial reporting processes associated with the preparation of our financial statements and filings with the Securities and Exchange Commission;

•	financial and accounting organization and internal controls;

•	auditor independence and approval of non-audit services; and

•	“whistle-blower” procedures for reporting questionable accounting and audit practices.

Audit Committee members meet privately in separate sessions with representatives of our senior management, our independent public accountants and our Director of Internal Audit after most Audit Committee meetings (four such sessions were held following Audit Committee meetings in 2014).

The Board of Directors has determined that all of the members of the Audit Committee (C. Maury Devine, Alan D. Feldman and James E. Goodwin) meet the New York Stock Exchange standard of having accounting or related financial management expertise and meet the Securities and Exchange Commission criteria for an “audit committee financial expert.”

Compensation Committee

The principal duties of the Compensation Committee under its charter are:

•	reviewing succession plans for the Chief Executive Officer and other primary executive officers annually, and reporting to the full Board on succession planning and management development activities;

•

reviewing our overall compensation philosophies to ensure policies appropriately link management interests with those of stockholders and provide appropriate retention incentives and annually reviewing and evaluating our risk management and mitigation practices in connection with compensation policy;

•	approving the peer group used for benchmarking pay levels and design practices for our executive officers;

•

approving the corporate goals and individual objectives relevant to the compensation of our Chief Executive Officer, including the long-term incentive component of such compensation, evaluating his performance against those objectives and approving his compensation based on this evaluation, the Company’s performance and relative stockholder return, and the elements of compensation paid to other executive officers and awards given to the Chief Executive Officer in past years;

•	administering the Incentive Compensation Plan and approving and administering other equity compensation plans;

•

reviewing all new employee benefit plans, fringe benefits and payroll practices, approve the merger, consolidation, split-up, spin-off or termination of such plans and amendments to such plans (except as delegated to the Employee Benefits Plan Committee);

•	reviewing and approving company performance compared to incentive plan terms and total incentive compensation amounts to be paid to executive officers;

•	appointing members of the Employee Benefits Plan Committee, adopting and amending a charter for that committee and periodically reviewing the actions taken by that committee;

•	approving all executive officer contracts and annually reviewing executive officer perquisites and executive severance arrangements;

•	reviewing, approving and administering policies and agreements permitting recovery of executive officer compensation in the event of a restatement of our financial results;

•	reviewing and approving organizational changes and restructuring actions that could potentially have a significant impact on employee benefit plans or compensation programs generally;

•	establishing and monitoring compliance with executive stock ownership guidelines;

•	recommending to the full Board changes to compensation for non-employee directors;

•

reviewing management’s Compensation Discussion and Analysis to be included in our annual report or proxy statement and issuing its report on executive compensation for inclusion in our annual report or proxy statement;

•

reviewing all resolutions required to be included in proxies for meetings of our stockholders by the Dodd-Frank Act or other applicable law with respect to stockholder votes on compensation and, in the case of stockholder votes to approve an acquisition, merger, consolidation or proposed sale of all or substantially all of our assets, change in control payments; and

•

reviewing and recommending for Board approval the Company’s approach with respect to the advisory vote on executive compensation (a “say-on-pay”), and reviewing the results of say-on-pay resolutions and considering any implications thereof.

Each of the members of our Compensation Committee (Edward L. Doheny, II, Polly B. Kawalek and James M. Ringler) is an independent director as defined by the listing requirements of the New York Stock Exchange. Under its charter, our Compensation Committee has the authority to engage the services of outside auditors, experts and others to assist the committee’s fulfillment of these responsibilities, and our Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an internationally recognized executive compensation consulting firm, as the Committee’s independent compensation consultant for 2014. For 2014, the Compensation Committee’s engagement agreement with Meridian provided for a scope of work that included ensuring that the Compensation Committee’s compensation recommendations were consistent with our business strategy, pay philosophy, prevailing market practices and relevant regulatory mandates and assisting the Committee’s efforts to make compensation decisions that were aligned with the interests of our stockholders. In connection with its engagement of Meridian in 2014, the Compensation Committee considered various factors bearing upon Meridian’s independence including, but not limited to, the amount of fees received by Meridian from the Company as a percentage of Meridian’s total revenue, Meridian’s policies and procedures designed to prevent conflicts of interest, and the existence of any business or personal relationship with any member of the Compensation Committee or management that could impact Meridian’s independence. After reviewing these and other factors, the Compensation Committee determined that Meridian was independent and that its engagement did not present any conflicts of interest. Meridian also determined that it was independent from management and confirmed this in a written statement delivered to the Chair of the Compensation Committee.

The Compensation Committee annually reviews executive pay, peer group practices and performance to help ensure that our total compensation program is consistent with our compensation philosophies. When determining compensation levels for executive officers for 2014, the Compensation Committee utilized compensation survey data that was supplied by Meridian, a survey which is commissioned on a bi-annual basis (last commissioned in 2013). For purposes of this survey, a group of peer companies was selected by our management, reviewed by Meridian and approved by the Compensation Committee. The list is reviewed prior to each bi-annual compensation survey by the Compensation Committee to ensure continuing relevancy of the peer group considering the size and financial performance of the proposed companies. With each bi-annual survey, the Compensation Committee’s independent consultant collects, analyzes and reports back to the Compensation Committee on the amounts and components of compensation paid by the peer group, utilizing regression analysis to develop size-adjusted values for companies with varying revenue size and market capitalization and to provide relevant comparisons. For our Chief Executive Officer, Chief Financial Officer and Division Presidents, the Compensation Committee also reviews data compiled annually by Meridian from proxy statement filings by peer group companies to assess pay levels and design practices for comparable executive officers.

Based on the survey market data and the additional data from public filings, the Compensation Committee reviewed the appropriateness of management’s recommendations for each executive’s base pay, annual management incentive plan bonus and annual long term incentive plan award for 2014. The Compensation Committee allocated total annual compensation to our executive officers among the various elements of short-term cash (base pay and management incentive plan bonus) and long-term compensation (equity incentive awards) to approximate the market 50th percentile levels and mix identified in the survey results and in the data obtained from public filings.

The Compensation Committee also periodically reviews director compensation to ensure that the amount of compensation provided to directors is within appropriate parameters. A survey was commissioned by the Compensation Committee in 2013 in connection with its review of 2014 non-employee director compensation. The companies included within the survey were selected by our management and approved by the Compensation Committee for peer group comparison.

The scope of authority delegated to the Compensation Committee by the Board of Directors is to decide whether or not to accept, reject or modify our management’s proposals for total compensation awards to our named executive officers. The Compensation Committee also has the authority to recommend the amount of compensation to be paid to our non-employee directors. Our Chief Executive Officer participated this year in the compensation decisions for the other named executive officers. He did not have a role in setting his own base pay, annual management incentive plan compensation or the size of his annual long-term incentive plan award. Our Executive Vice President, Human Resources, working with Meridian, provided recommendations for each executive’s base pay, annual management incentive plan bonus and annual long-term incentive plan award for the Compensation Committee’s review. Our Chief Financial Officer, our Vice President, Corporate Development & Investor Relations and our Senior Manager, Financial Planning also provided the Compensation Committee with information related to our financial performance against our objectives. This information was then used by the Compensation Committee as factors in setting annual targets and ratings associated with incentive compensation awards and selecting appropriate structures for long-term performance-based incentive compensation awards.

Nominating and Governance Committee

The principal duties of the Nominating and Governance Committee under its charter are:

•	identifying and recommending to the Board of Directors qualified candidates for vacancies on the Board in accordance with criteria established by the Board;

•	identifying and recommending nominees for the Board of Directors to be submitted for election at the Annual Meeting;

•	making recommendations to the Board of Directors concerning the membership of Board committees and committee chairpersons;

•

developing and recommending to the Board of Directors a set of Corporate Governance Guidelines, reviewing them annually, and making recommendations to the Board from time to time regarding matters of corporate governance;

•	reviewing our ethics policy annually and recommending changes to the Board of Directors;

•

annually reviewing and evaluating all relationships between non-employee directors and our company and making recommendations to the Board of Directors regarding the assessment of each non-employee director’s independence;

•	monitoring orientation and training needs of the directors and making recommendations regarding director training programs and advising the Board on emerging governance trends; and

•	reporting annually to the Board of Directors the Committee’s assessment of the performance of the Board and its committees.

Stockholders may submit recommendations for future candidates for election to the Board of Directors for consideration by the Nominating and Governance Committee by writing to: Executive Vice President, General Counsel and Secretary, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. A letter making a director candidate recommendation must include the candidate’s name, biographical information and a summary of the candidate’s qualifications. In addition, the letter should be accompanied by a signed statement from the nominee indicating that the nominee is willing to serve as a member of the Board. To make a recommendation for the 2016 Annual Meeting, please refer to the timing requirements specified in the section of this Proxy Statement entitled “Proposals for the 2016 Annual Meeting of Stockholders.” All submissions from stockholders meeting these requirements will be reviewed by the Nominating and Governance Committee.

In connection with its role in recommending candidates for the Board, the Nominating and Governance Committee advises the Board with respect to the combination of skills, experience, perspective and background that its members believe are required for the effective functioning of the Board considering our current business strategies and regulatory, geographic and market environment. The Committee has not established specific, minimum qualifications for director nominees. Our corporate governance principles provide that directors should be selected based on integrity, successful business experience, stature in their own fields of endeavor and the diversity of perspectives they bring to the Board. Our corporate governance principles also require that a majority of our non-employee directors be active or retired senior executives, preferably chief executive or chief operating officers of publicly-held companies. In addition, the corporate governance principles provide that our non-employee directors also be chosen based on recognized experience in our lines of business and leadership in areas of government service, academia, finance and international trade. Nominees to be evaluated by the Nominating and Governance Committee for future vacancies on the Board will be selected by the Committee from candidates recommended by multiple sources, including business and personal contacts of the members of the Nominating and Governance Committee, recommendations by our senior management and candidates identified by independent search firms, stockholders and other sources, all of whom will be evaluated based on the same criteria. All of the current nominees for the Board are standing members of the Board that are proposed by the entire Board for re-election.

Director Independence

The Nominating and Governance Committee conducted a review of the independence of the members of the Board of Directors and its committees and reported its findings to the full Board at its February 25, 2015 meeting. Six of our eight directors who served on our Board in 2014 were non-employee directors. One of our employee directors, Charles H. Cannon, Jr., retired in May 2014, and the other is our Chairman, President and Chief Executive Officer, Thomas W. Giacomini. Each of our directors completes an annual questionnaire requiring disclosure of any relationships (including industrial, banking, consulting, legal, accounting, charitable or familial relationships) which could impair the independence of such director. The Nominating and Governance Committee reviewed all of the commercial transactions, relationships and arrangements between us and our subsidiaries, affiliates and executive officers with companies with whom the six non-employee directors who served on our Board in 2014 are affiliated or employed. The only transaction, relationship and arrangement of this nature that exists and was reviewed by the Nominating and Governance Committee was the continuing service by C. Maury Devine and James M. Ringler as members of the Board of Directors of FMC Technologies, Inc., the company from which we separated in a spin-off transaction in July 2008. FMC Technologies, Inc. and JBT Corporation are parties to certain agreements that pertain to the separation of the operations of the two companies and which address, among other things, continuing indemnification obligations between the two companies, obligations to take further actions associated with the separation following the closing of the transaction, intellectual property licensing arrangements, sales distributor agreements and assignments and subleasing of leasehold interests associated with office space. Although the Board has not adopted categorical standards of materiality, this relationship was not deemed to be material or as impacting the independence of our non-employee directors.

Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that each of its non-employee members (C. Maury Devine, Edward L. Doheny II, Alan D. Feldman, James E. Goodwin, Polly B. Kawalek and James M. Ringler) satisfies the independence criteria set forth in the corporate governance listing standards of the New York Stock Exchange. In addition, all of the members of the Audit Committee satisfy the enhanced independence criteria required for members of audit committees under regulations adopted by the Securities and Exchange Commission and the New York Stock Exchange corporate governance listing standards.

Executive Sessions of Independent Directors

The Board of Directors holds executive sessions of only its independent directors after regularly scheduled Board of Directors meetings. James E. Goodwin was selected by the Board of Directors to serve as the presiding lead independent director for these executive sessions during 2014.

Stockholder Communications to the Board

Stockholders and other interested parties may communicate directly with the Board of Directors, with the presiding independent director for an upcoming meeting or the independent directors as a group by submitting written correspondence c/o Presiding Independent Director, John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602. The presiding independent director will review any such communication at the next regularly scheduled Board meeting unless, in his or her judgment, earlier communication to the full Board is warranted.

Board Leadership Structure

In May 2014, our President and Chief Executive Officer, Thomas W. Giacomini, was elected Chairman of the Board. In its determination that Mr. Giacomini should serve in this role, our Board believed that Board independence and oversight of management were effectively maintained through the Board’s composition, committee system and policy of having regular executive sessions of non-employee directors. A combined Chief Executive Officer and Chairman role serves as an effective bridge between the Board and our management, and provides strong unified leadership of the Company. The Board retains the authority to modify its Board leadership structure to address our Company’s circumstances and advance the best interests of the Company and its stockholders as and when appropriate. The Board believes the role of Chief Executive Officer and Chairman, together with the role of the lead independent director, provides an appropriate balance in the Company’s leadership. The Board’s annual self-evaluation includes questions regarding the Board’s opportunities for open communication and effectiveness of executive sessions. Our Corporate Governance Guidelines limit employee members of the Board to two seats. Our Chairman of the Board, President and Chief Executive Officer is the only member of management currently serving on our Board. Currently all other members of our Board are independent. Our Corporate Governance Guidelines provide for the annual election of a lead independent director by a majority of the non-employee directors. The lead independent director chairs executive sessions of independent directors, which our Corporate Governance Guidelines require to occur at least annually in conjunction with regularly scheduled Board meetings. Our independent directors typically meet in an executive session at the conclusion of each of our regularly scheduled Board of Director meetings and following that meeting our lead independent director provides feedback to our Chief Executive Officer to the extent desired by the independent directors. Our three Board committees are comprised entirely of independent directors and each committee has regular interaction with other members of our senior management in establishing their agendas and obtaining information from our Company’s operations.

Diversity

Our Corporate Governance Guidelines provide that Board members will be selected based on integrity, successful business experience, stature in their own fields of endeavor, and the diversity of perspectives they bring to the Board. Our Corporate Governance Guidelines further state that consideration should also be given to candidates with experience in the Company’s lines of business and leadership in such areas as government service, academia, finance and international trade. Prior to our separation into an independent company in July 2008, and in our subsequent recruitment of additional directors, we engaged the services of an executive search firm to help us identify qualified Board candidates meeting these criteria and specifically seeking director candidates who helped us meet the following parameters: experience in the food, airline or airfreight industries; industrial manufacturing background; international business exposure; financial expertise; added to the diversity of our Board; possessed chief executive officer or senior P&L management skills; and experience on public company boards. We believe we have achieved a diversity of perspectives with our current Board membership, which consists of directors who are holding or have held a variety of senior management level positions and have extensive public company board experience, broad experience across the industries in which we conduct business, international business expertise and State and Federal government service. For more information regarding the background, experience and attributes of our directors, please refer to the complete biographies of our directors that appear under “Board of Directors” in this Proxy Statement.

Role of Board in Risk Oversight

As part of its general oversight over the management of the Company, our Audit Committee periodically reviews assessments prepared by our management of the primary risks relevant to our business and the mitigation actions we implement to address these risks. The role of the Board in risk oversight is to provide guidance to management through its Audit Committee, based upon their experience and perspectives, regarding the overall effectiveness of its strategies to monitor and mitigate those risks. During Board meetings, the Board periodically receives reports directly from the Division Presidents for each of our divisions; these updates provide our Board with a more detailed understanding of the strategies of each of our divisions and the opportunities and risks that they face. Management also provides the Board with a periodic summary of its corporate compliance programs, including our internal audit program, our code of ethics training and certification program and our internal control assessments. Our Audit Committee also receives a quarterly update from our Executive Vice President, General Counsel and Secretary regarding material litigation and legal loss contingencies involving the Company as well as any reports to our ethics hotline.

In addition, our Compensation Committee periodically reviews assessments prepared by Meridian of potential risks associated with our compensation programs and determines whether our compensation policies and practices adequately and effectively mitigate those risks. The Compensation Committee reports its findings and recommendations, if any, to the Board.

Director Compensation

Our compensation plan for non-employee members of our Board of Directors is included in the Incentive Compensation Plan. The Incentive Compensation Plan grants the Board of Directors the authority to modify the terms of the Board of Directors’ compensation plan pursuant to a resolution of the Board of Directors.

For 2014, each of our non-employee directors received an annual retainer of $70,000. This annual retainer is structured to provide each non-employee director with the option to receive 0%, 50%, or 100% of the value of the retainer in the form of restricted stock units, provided a timely election to receive restricted stock units is made by a director, and the option to elect to receive any remainder in cash, payable in quarterly installments. Restricted stock units granted as part of the 2014 retainer had a fair market value equal to the deferred amount of the annual retainer on the date of the grant and vest in May 2015. The amount of this annual retainer is allocated among fees earned or paid in cash (column (b)) and stock awards (column (c)) in the Director Compensation Table below based upon the election made by each director.

We also make an annual non-retainer equity grant to our non-employee directors of restricted stock or restricted stock units of equivalent value. On the date of our Annual Meeting in 2014, we awarded each of our non-employee directors restricted stock units with a value of $100,000, which is included in the amount contained in column (c) of the Director Compensation Table below. These awards will also vest in May 2015.

We have ownership requirements for our non-employee directors that are based on a multiple of five times the amount of each director’s annual retainer to be met within three years of their appointment to the Board, and each of our non-employee directors who are currently subject to this requirement is in compliance with the ownership requirements. Our non-employee directors are also required to hold the restricted stock units they elect to receive from the annual retainer and the annual non-retainer equity grants they are awarded until after they complete their service on our Board. Restricted stock units granted to a director are settled in Common Stock upon completion of the director’s service on our Board. These restricted stock units are also forfeited if a director ceases service on the Board of Directors prior to the vesting date of the restricted stock units, except in the event of death or disability. Unvested restricted stock units will be settled and are payable in Common Stock upon the death or disability of a director or in the event of a “change in control” of the Company, as such term is defined in the Incentive Compensation Plan.

Our non-employee directors do not receive additional cash remuneration for Board of Directors meetings or committee meetings attended. For 2014, the chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, as well as the Board of Director’s lead independent director, received an additional annual fee of $10,000, and a pro-rated portion of that fee is included as fees earned or paid (column (b)) in the Director Compensation Table below for each chair. Each non-employee director will also receive reimbursement for reasonable incidental expenses incurred in connection with the attendance of meetings of the Board and Board committees.

The following table shows all compensation awarded, paid to or earned by the non-employee members of our Board of Directors from all sources for services rendered in all of their capacities to us during 2014.

Director Compensation Table

Name (1)	Fees Earned or Paid in Cash ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(g)	(h)
C. Maury Devine	66,667	99,989	10,000	176,656
Edward L. Doheny II	56,667	99,989	-	156,656
Alan D. Feldman	30,000	169,981	-	199,981
James E. Goodwin	43,333	134,999	-	178,332
Polly B. Kawalek	10,000	169,981	10,000	189,981
James M. Ringler	66,667	99,989	7,000	173,656

(1)	Thomas W. Giacomini, our Chairman, President and Chief Executive Officer, and Charles H. Cannon, Jr., our retired Executive Chairman, are not included in the table as they were our employees during 2014 and did not receive compensation for their services as directors. The compensation paid to Mr. Giacomini is shown in the Summary Compensation Table in this Proxy Statement.
(2)	Includes the amount of any cash portion of the director’s annual retainer each director elected to receive and additional fees paid to the chairperson of each board committee for serving that function.
(3)	Restricted stock unit grants were made on May 1, 2014, valued at $28.65 per share, the closing price of our Common Stock on May 1, 2014, reflecting an aggregate grant date fair value for all of our non-employee directors of $774,928. The amount reflected in the stock awards column above represents the fair value of the awards at grant date. The aggregate number of outstanding restricted stock units held by each of our non-employee directors on December 31, 2014 was: Ms. Devine, 38,086; Mr. Doheny, 17,314; Mr. Feldman, 48,559; Mr. Goodwin, 39,308; Ms. Kawalek, 49,562; and Mr. Ringler, 39,493.
(4)	Represents charitable contributions made in the name of directors by us during 2014 pursuant to the matching charitable contribution program available to all of our employees and directors. Pursuant to this program, we match 100% of the charitable contributions of our employees and directors up to $10,000 in any year, although we may exercise discretion to approve matching contributions in excess of that limitation from time to time.

Our non-employee directors do not participate in our employee benefit plans other than our matching program for charitable contributions.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

In 2014, the members of the Compensation Committee of the Board were Polly B. Kawalek, James M. Ringler and Edward L. Doheny II, none of whom has ever been an officer or employee of our Company. None of our executive officers has ever served on the board of directors or on the compensation committee of any other entity that has had any executive officer serving as a member of our Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

During 2014, we were not a participant in any transaction or series of related transactions in which any “related person” had or will have a material interest and in which the amount involved exceeded $120,000. A “related person” is any person who was in any of the following categories during 2014:

•	any of our directors or executive officers;

•	any nominee for director;

•

any immediate family member of any of our directors or executive officers or any nominee for director, with immediate family member including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law and any person (other than a tenant or an employee) sharing the household of a director or executive officer or a nominee for director;

•	a security holder listed in the “Other Security Ownership” table below; or

•	any immediate family member of such a security holder.

Our Code of Business Conduct and Ethics provides that each of our employees and directors is expected to avoid engaging in activities that conflict with, or have the appearance of conflicting with, the best interests of us and our stockholders. These requirements also extend to immediate family members of employees and directors, any trust in which any employee or a director has a beneficial interest and over which such employee or director can exercise or influence decision making, and any person with whom one of our employees or directors has a substantial business relationship.

Under our Code of Business Conduct and Ethics, any personal activities or interests of any of our employees or directors, or of any immediate family member, trust or other person with which such person may have a substantial business relationship (each, an “interested person”), that could negatively influence, or which could have the appearance of negatively influencing, the judgment of such employee or director, or the decisions or action of such employee or director, must be disclosed to an employee’s manager, supervisor, local human resources director, the lawyer responsible for their business unit, the General Counsel, a member of the Board of Directors or reported to our ethics hotline. Reports made to an ethics reporting resource other than a member of the Board of Directors will be reported to the Board of Directors, or a Committee of the Board of Directors, which will have the responsibility for determining if there is a conflict of interest and, if so, how to resolve it without compromising the best interests of us and our stockholders.

In certain limited cases, activities giving rise to a potential conflict of interest may be permitted if the Board of Directors or a Committee of the Board determines, in its reasonable judgment, that such potential conflict of interest is not likely to be harmful to the best interests of us and our stockholders. No such activities were approved by the Board of Directors or a Committee of the Board during 2014.

Our Code of Business Conduct and Ethics also prohibits any employee or director from taking for themselves personally (including for the benefit of family members or friends) business opportunities that are discovered through the use of our property, information or position with the Company without the consent of the

Board of Directors or a Committee of the Board. No employee or director may use corporate property, information or position with the Company for improper personal gain, or may compete with us, directly or indirectly. If such an opportunity is offered to the Board of Directors, and the Board rejects the opportunity, then the employee or director is no longer prohibited by us from taking advantage of the opportunity.

Our Code of Business Conduct and Ethics may be reviewed on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com. A waiver of any provision of our Code of Business Conduct and Ethics for a Director or an executive officer may only be made by the Board of Directors, or a committee appointed by the Board, and will be promptly disclosed to the extent required by law, including the rules, regulations or listing standards of the Securities and Exchange Commission and the New York Stock Exchange.

In addition to the foregoing ethics policy, the Nominating and Governance Committee periodically reviews all commercial business relationships that exist between us and companies with which our directors are affiliated in order to determine if non-employee members of the Board are independent under the rules of the New York Stock Exchange.

SECURITY OWNERSHIP OF JOHN BEAN TECHNOLOGIES CORPORATION

Management Ownership

The following table shows, as of February 1, 2015, the number of shares of our Common Stock beneficially owned by each of our directors, each of our named executive officers, and all directors and executive officers as a group.

	Beneficial Ownership on February 1, 2015
Name	Common Stock of John Bean Technologies Corporation	Percent of Class (1)
David C. Burdakin (2)	4,000	*
Brian A. Deck (2)	7,442	*
C. Maury Devine (3)	41,117	*
Edward L. Doheny II (3)	13,824	*
Alan D. Feldman (3)	42,626	*
Thomas W. Giacomini (2)	43,571	*
James E. Goodwin (3)	35,596	*
Polly B. Kawalek (3)	49,629	*
Ronald D. Mambu (4)	28,502	*
Mark K. Montague (2)	33,505	*
James M. Ringler (3)	38,163	*
Steven R. Smith (2)	16,665	*
All directors and executive officers as a group (14 persons) (2)(3)	381,184	1.30%

(1)	Percentages are calculated on the basis of the number of outstanding shares plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of February 1, 2015. An asterisk in this column indicates that the individual’s beneficial ownership is less than one percent of our outstanding Common Stock.
(2)	Includes shares owned by the individual and restricted stock units that will vest within 60 days of February 1, 2015.
(3)	Includes shares owned by the individual and restricted stock units credited to individual accounts of non-employee directors under the Incentive Compensation Plan (see “Information about the Board of Directors—Director Compensation”) that will vest within 60 days of February 1, 2015. As of May 1, 2014, the following additional restricted stock units were credited to non-employee directors under the Incentive Compensation Plan: Ms. Devine, 3,490; Mr. Doheny, 3,490; Mr. Feldman, 5,933; Mr. Goodwin, 4,712; Ms. Kawalek, 5,933; and Mr. Ringler, 3,490, but none of these shares will vest until May 2015, so they are not included in the table above which reports beneficial ownership as of February 1, 2015. Non-employee directors have no power to vote or dispose of shares underlying the restricted stock units until they are distributed upon the cessation of their service on the Board of Directors. Until such distribution, these directors have an unsecured claim against us for such units. None of the non-employee directors hold any options to acquire shares of our Common Stock.
(4)	Based on a questionnaire furnished by Mr. Mambu to the Company. Mr. Mambu, formerly our Chief Financial Officer and Vice President, Finance, retired in March 2014.

Other Security Ownership

The table below lists the persons known by us to beneficially own more than five percent of our Common Stock, based on the most recent holdings reported by our stockholders on Schedule 13G:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class (1)
T. Rowe Price Associates, Inc.	3,564,945	(2)	12.2%
100 East Pratt Street Baltimore, MD 21202

Blackrock, Inc.	2,779,253	(3)	9.5%
55 East 52nd Street New York, NY 10022

Wellington Management Group LLP	2,667,353	(4)	9.2%
280 Congress Street Boston, MA 02210

Keeley Asset Management Corp. and John L. Keeley, Jr.	1,840,475	(5)	6.3%
111 West Jackson Street Suite 810 Chicago, IL 60604

Royce & Associates, LLC	1,804,981	(6)	6.2%
745 Fifth Avenue New York, NY 10151

Vanguard Group Inc.	1,797,822	(7)	6.2%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

Vanguard Explorer Fund	1,527,093	(8)	5.2%
100 Vanguard Boulevard Malvern, Pennsylvania 19355

(1)	Percentages are calculated on the basis of the amount of our outstanding shares (exclusive of treasury shares) plus shares deemed outstanding pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934 as of December 31, 2014.
(2)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015, T. Rowe Price Associates, Inc. (“Price Associates”) reported sole voting power over 582,384 of such shares, no shared voting power and sole dispositive power over all such shares of Common Stock as of December 31, 2014, and T. Rowe Price Small-Cap Stock Fund, Inc. reported sole voting power over 1,488,300 of such shares beneficially owned by Price Associates, and no shared voting power or dispositive power over such shares.
(3)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 15, 2015, Blackrock, Inc. reported sole voting power over 2,712,804 of such shares, no shared voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2014.
(4)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2015, Wellington Management Group LLP reported sole voting power over none of such shares, shared voting power over 1,080,901 of such shares, no sole dispositive power and shared dispositive power over all of such shares of Common Stock as of December 31, 2014.
(5)

Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2015, Keeley Asset Management Corp. and John L. Keeley, Jr. jointly reported Keeley Asset Management Corp.’s sole voting power over 1,727,258 of such shares, no shared voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2014 and John L. Keeley, Jr.’s beneficial ownership of 2,420 shares, with no voting power or dispositive power over such shares of Common Stock as of December 31, 2014.
(6)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 13, 2015, Royce & Associates, LLC reported sole voting power over 1,804,981 of such shares, no shared voting power and sole dispositive power over all of such shares of Common Stock as of December 31, 2014.
(7)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2015, Vanguard Group Inc. reported sole voting power over 41,473 of such shares, no shared voting power, sole dispositive power over 1,759,449 of such shares and shared dispositive power over 38,373 of such shares as of December 31, 2014.
(8)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 6, 2015, Vanguard Explorer Fund reported sole voting power over 1,527,093 of such shares, but does not have sold dispositive or shared dispositive power for any of the shares of Common Stock as of December 31, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Our compensation programs are designed to pay for performance, aligning our executive officers’ goals with the interests of our stockholders, while allowing us to attract and retain skilled executives to deliver business results. For 2014, we continued to administer our compensation programs in alignment with our financial and operational strategies. A significant portion of our named executive officers’ compensation is directly related to business results. This ensures a close correlation of the financial interests of our named executive officers with the interests of our stockholders.

Our financial results for 2014 were positive as seen in the year-over-year comparison set forth below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K for 2014 for a more detailed description of our 2014 financial results. For incentive compensation plan purposes, we made adjustments to our baseline 2013 and actual 2014 GAAP financial results to eliminate the impact of significant restructuring charges, management succession and related consulting costs and foreign currency translation during the year. For a description of the performance metrics and the adjustments, see “—Performance Metrics Used in our Incentive Compensation Plans.”

(in millions, except per share data)	2014 GAAP Results ($)	2014 Adjusted Results($)	2013 Baseline Results ($)	Change %
Revenue	984.2	998.2	934.2	6.9
EBITDA	76.0	98.7	81.9	20.6
Net Contribution	11.0	25.3	20.7	22.1
Diluted EPS from Continuing Operations	1.03	1.54	1.23	25.6

Our performance-based compensation metrics for 2014 for incentive compensation awards to our named executive officers had targets that required year-over-year growth in revenue, EBITDA, net contribution and earnings per share from continuing operations (“EPS”). Demonstrating our pay-for-performance philosophy, our 2014 financial performance impacted performance-based compensation as follows:

•

Our performance with respect to revenue growth, EPS growth and net contribution growth all exceeded their target performance levels, and resulted in Management Incentive Plan (“MIP”) awards above the target level, with the EPS growth metric having the most significant impact on those awards. The 80% portion of MIP awards based on these performance metrics paid out at 200% of the target award amounts.

•

Our performance with respect to EBITDA growth and net contribution growth also all exceeded their target performance levels, and resulted in Long Term Incentive Plan (“LTIP”) awards above the target level, with the net contribution metric having the most significant impact on those awards. The 75% portion of LTIP awards that were based on these performance metrics were earned at 178% of the target award amounts.

For LTIP awards, target performance was a range (e.g., 5.0 – 15.0% EBITDA improvement), and the chart depicts the high end of the range.

2014 Compensation Decisions

Highlighted below are actions we took in 2014 to continue to align executive compensation opportunities for 2014 with the interests of our stockholders.

•

Maintained strong incentive plan emphasis on business results. For 2014, 80% of the MIP award that could be earned by our executive officers remained based on improvement in our key business performance metrics (revenue growth, EPS growth and net contribution growth), and 75% of the LTIP award issued to our executive officers in 2014 was based on improvement in EBITDA and net contribution.

•

Set financial targets to require continued performance improvement. Following a year in which our performance fell below target levels and resulted in annual MIP and LTIP awards between threshold and target levels, we established performance targets for revenue growth, EBITDA and EPS growth in 2014 that were higher than our actual performance on these same measures in 2013.

•

Continued to set business division targets for executive officers with division management roles. For 2014, performance targets for MIP awards to our named executive officers who manage business divisions were based on an equal mix of corporate results and division performance in order to place equal emphasis on their contributions to the success of overall corporate performance objectives and the objectives established for the divisions they manage.

During 2014, we continued to evaluate our executive compensation programs and we made changes to those programs that will become effective in 2015 that are designed to further our Next Level strategies while continuing to maintain alignment with the interests of our stockholders.

•

Lengthening the LTIP performance period. The performance measures underlying our executive officer LTIP awards will increase from one to three years in order to strengthen the alignment of equity incentive compensation with longer term results.

•

Establishing different financial performance measures. To line up with our Next Level strategies for revenue growth, margin expansion and EPS growth, and to better align incentive measures with shorter term and longer term incentive measures, MIP performance measures will be based on EBITDA growth, EBIT margin improvement and average operating working capital as a percent of sales, and LTIP performance measures will be based on three-year cumulative EPS and average operating ROIC measures.

•

Establishing double-trigger vesting under LTIP plan. Future LTIP awards will no longer vest automatically following a change in control transaction, and will vest after a change in control only if the executive officer’s position is terminated within a period of twenty-four months or the executive’s responsibilities, salary, benefits or location are significantly changed.

•

Adjusting performance and time-based incentives. In consideration of the modifications made to performance periods and metrics, the portion of future LTIP awards that will be performance-based will represent 60% of total awards at target, which is more closely-aligned with market.

Chief Financial Officer Transition

In January 2014, we announced the appointment of Brian A. Deck to the position of Vice President and Chief Financial Officer, effective February 3, 2014 and the retirement of Ronald A. Mambu from his position as Vice President and Chief Financial Officer. The terms of Mr. Deck’s compensation are described below under “Compensation Tables and Explanatory Information — Employment of Chief Financial Officer.”

Principles of our Executive Compensation Program

The main objectives of our executive compensation program are to:

•	Pay for performance
•	Drive business strategy
•	Align interests of executives and stockholders
•	Foster a long-term focus
•	Attract, retain and motivate executive talent
•	Appropriately manage risk

Our compensation program is designed around the following principles:

•

Executive compensation is performance-based. Our executive compensation program closely links a substantial portion of an executive’s compensation with company financial performance targets and achievement of individual objectives. We encourage pay for performance with a short-term management incentive program (“MIP”) that provides for cash payments based on achievement of financial, operational and strategic goals. Annual MIP awards are calculated based on a formula that is weighted 80% to business results and 20% to performance against individual objectives. Long-term incentive compensation (“LTIP”) is predominantly performance-based, with 75% of long-term incentive compensation awards tied to the achievement of financial performance objectives.

•

Performance metrics are designed to promote achievement of stretch objectives but not to incentivize undue risk-taking by our executive management team. The performance metrics in our incentive compensation plans are designed to create incentives to drive our key business strategies. The performance metrics are intended to correlate with enterprise value growth and earnings growth.

•

Long-term compensation incentives represent a significant portion of executive compensation. At-risk long-term compensation in the form of equity-based and cash-based LTIP grants, 75% of which are contingent on financial performance metrics, along with stock ownership guidelines, align the interests of our executives with our stockholders and provide proper motivation for enhancing both short-term and long-term stockholder value.

•

Compensation opportunities are competitive. We seek to provide competitive compensation opportunities that attract and retain talented people. We target the 50th percentile or median level of the market for all elements of compensation with the possibility of above market short-term incentive and long-term incentive payments for outstanding performance.

The following table illustrates what we do and what we do not do, consistent with our executive compensation principles:

WHAT WE DO	WHAT WE DO NOT DO

✓      Very high percentage of executive compensation is tied to performance (well beyond market benchmarks).

✓      Performance metrics are designed to promote achievement of stretch objectives.

✓      We target the 50th percentile or median level of the market for all elements of compensation.

✓      Each of our executive officers is required to comply with stock ownership guidelines.

✓      We require vested shares from our equity compensation programs to be held until stock ownership guidelines are met.

✓      Our compensation programs give our Compensation Committee the right to “claw back” awards in the event of a restatement of our financial results.

c      Our executive severance agreements do not include excise tax gross-up provisions.

c      Our executive severance agreements do not provide single-trigger change-in-control severance benefits (other than for unvested equity and cash awards under our LTIP).

c      We do not grant excessive perquisites to executives.

c      Our incentive programs do not encourage excessive risk taking.

c      We do not allow our directors, executive officers or other employees to engage in any hedging transactions.

In addition to direct compensation in the form of base salaries and short-term and long-term cash and equity awards, we provide various forms of indirect compensation. Each of our named executive officers is eligible for severance and change in control payments upon termination in certain circumstances pursuant to individual change in control agreements and an executive severance plan. These agreements are designed to ensure we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. We also provide retirement benefits and a limited number of perquisites to our named executive officers. All of these program designs are periodically reviewed against our peer group practices with help from Meridian.

Except for our Chief Executive Officer, none of our named executive officers have employment agreements. The Chief Executive Officer’s employment agreement reflects our negotiations with him in connection with his hiring in August of 2013.

Compensation Setting Process

Our Compensation Committee makes all final compensation decisions regarding our named executive officers. Each of our compensation plans and agreements was reviewed and approved by our Compensation Committee. All of the members of our Compensation Committee are independent directors as defined by the listing requirements of the New York Stock Exchange. Under its charter, our Compensation Committee has the authority to engage the services of outside auditors, experts and others to assist the committee’s fulfillment of its responsibilities. In 2014, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant, to provide expertise on executive pay trends, technical developments and program design issues. Our Chief Executive Officer also provides input on compensation programs and policies and makes recommendations to the Compensation Committee with regard to compensation for our named executive officers other than himself.

Allocation of Pay Between Short- and Long-Term

Our compensation programs are designed in a manner that provides incentives to our named executive officers to achieve short- and long-term financial, operating and strategic objectives. To foster a longer term view (i.e., longer than twelve months), our compensation programs provide longer term incentives in the form of cash and equity incentive compensation with a three-year vesting requirement and a variable performance-based component. Although these compensation incentives deliver a competitive economic value on the date of grant, their ultimate value to an executive depends upon our financial performance during the year after the grant and on the market value of the equity after the end of the vesting period. That value is largely dependent upon our company’s future performance and market dynamics. Beginning with incentive awards granted under our LTIP in 2015, performance measures for these awards will increase from one to three years. See “Executive Compensation—2014 Compensation Decisions.”

As shown in the table below, on average, 66% of the target compensation of our named executive officers for 2014 was linked to short-term and long-term performance based incentives. For our named executive officers, 45% of their performance based compensation in 2014 was linked to long-term incentives. All of this long-term compensation was in the form of equity in 2014, which, in combination with executive stock ownership requirements, reflects the program’s goals of long-term performance risk assumption by our named executive officers — which aligns the interests of our named executive officers and stockholders.

(1)	The amounts shown for Annual Performance Cash Incentive and Long-Term Performance-Based Incentive are based on target award levels, and those target award levels are also used in the calculation of percentages of total compensation. The amounts shown for the equity-based incentives are based on grant date fair value. The equity-based incentives consist of restricted stock units that have vesting periods of 3 years. The performance-based portion of these awards is based on a one-year performance period that ended on December 31, 2014.

(2)	Amounts shown for Long-Term Time-Based Incentive include a sign-on award of 6,696 restricted stock units given to Mr. Deck in connection with the commencement of his employment. Mr. Deck also received a “make-whole” bonus of $250,000 to compensate him for a cash incentive payment he was scheduled to receive from his prior employer, which is included in the calculation of Total Target Compensation Allocated to Base Salary.

Establishing Competitive Pay Levels

Our Compensation Committee monitors executive pay, peer group practices and our performance to ensure that our total compensation program design is consistent with our stated compensation philosophies and that overall compensation is within appropriate parameters. Based on this review, which is detailed below, our Compensation Committee concluded that the total compensation we paid in 2014 to our named executive officers was appropriate and reasonable.

Our compensation philosophy is to set total target compensation for all our employees, including our named executive officers, at the 50th percentile of compensation for similar positions at peer group companies. For our named executive officers, total compensation includes base pay, annual cash incentive compensation (MIP), and long-term incentives (LTIP) in the form of time and performance-based restricted stock and performance-based cash awards. We utilize comprehensive compensation surveys to compare each element of pay and total target compensation for each of our named executive officers against compensation of comparable positions at peer companies. Each named executive officer’s total target compensation opportunity generally is designed to closely mirror target benchmark levels. The allocation between the elements of compensation — base pay, annual cash incentive compensation and long-term equity and cash compensation award value — may vary from the market in individual cases, but is established in a way that keeps total target compensation consistent with the market.

When it determined 2014 compensation levels for our named executive officers in February 2014, the Compensation Committee utilized compensation survey data supplied to the Committee by its independent consultant, Meridian. The Compensation Committee commissions this survey on a bi-annual basis (last commissioned in 2013, meaning that compensation decisions for 2014 were based on the survey commissioned in 2013). The Compensation Committee commissions this survey in order to provide benchmarking data to compare our executive officer compensation against executive officer compensation paid by a peer group of industrial manufacturing and service companies. This group includes companies that are of similar size and includes companies that are engaged in the food or transportation businesses that we believed we would compete with across some of our businesses for customers, suppliers, executive talent and, ultimately, investors, and which provides a representative sample for comparison of financial and stock performance. The revenues of these companies ranged from $578 million to $2.9 billion, with a median of $1.5 billion. For 2014 executive officer compensation, the peer group consisted of the following 25 industrial companies.

AAR Corp.	Kaman Corporation
Albany International Corporation	Snyders-Lance
Applied Industrial Technologies Inc.	The Middleby Corporation
Briggs & Stratton Corporation	Moog Inc.
Curtiss-Wright Corporation	Sanderson Farms, Inc.
Dresser Rand Group Inc.	Sensient Technologies Corporation
EnPro Industries, Inc.	Standex International Corporation
ESCO Technologies, Inc.	Titan International Inc.
Federal Signal Corporation	Tennant Company
Flowers Foods, Inc.	Triumph Group, Inc.
Gardner-Denver, Inc.	Valmont Industries, Inc.
IDEX Corporation	Woodward Governor Company
Intermec, Inc.

Although the companies included in the survey varied in revenue size and market capitalization, the survey utilized regression analysis to develop size-adjusted values for each element of compensation. Additionally, for equity-based compensation, Meridian used Black-Scholes-based option models to value stock options and other economic pricing models for other equity-based compensation. The Compensation Committee reviews the comparator group annually.

To supplement its bi-annual survey data, the Compensation Committee also requests that Meridian prepare an annual report benchmarking the compensation of our Chief Executive Officer, Chief Financial Officer and Division Presidents against compensation data compiled from peer group proxy statement filings for each element of these executives’ compensation. This data was compiled and presented to the Compensation Committee in a report prepared by Meridian for 2014 compensation decisions in December 2013.

Performance Metrics Used in our Incentive Compensation Plans

Incentive compensation awards to our named executive officers in 2014 were based on performance targets tied to our year-over-year growth in revenue, EBITDA, earnings per share from continuing operations (“EPS”) and net contribution, and, for awards to named executive officers with divisional responsibilities, to performance targets tied to their divisions’ year-over-year growth in EBIT margin and capital turnover.

A description of each of these metrics is as follows:

•	Revenue growth measures year-over-year sales growth.

•

EBITDA is defined as net income plus interest expense plus income tax expense plus depreciation and amortization. EBITDA growth is one of our primary internal performance measures designed to align long-term incentive opportunities with our internal benchmark for generating operating cash flow.

•

EPS measures after-tax earnings generated from continuing operations divided by the total number of our diluted shares of our outstanding Common Stock. As an incentive measure, we believe that linking EPS growth to compensation helps us drive our executive officers to improve overall earnings.

•

Net contribution is our economic value-added measure calculated by determining the amount by which our net income from continuing operations, after adding back interest expense, exceeds our cost of capital. This shows total net income generated for every dollar of capital we employ after subtracting our cost of capital. As an incentive measure, we believe net contribution encourages our executives to grow the business while efficiently using capital.

•

For our division metrics, EBIT margin is defined as net income plus interest expense plus income tax expense as a percentage of total revenue and capital turnover is measured as average capital employed as a percentage of revenue. EBIT margin growth measures a division’s ability to grow sales profitability and capital turnover measures how effectively invested capital is used to produce revenue.

We have approved new performance metrics for incentive compensation awards that will become effective for 2015 that are designed to align with our Next Level strategy. See “Executive Compensation—2014 Compensation Decisions.”

Since our financial performance metrics are based on year-over-year improvements, we preserve flexibility to adjust certain of these measures to account for the cumulative effect of unusual or non-recurring items, such as changes in accounting principles, changes relating to restructuring our businesses to adapt to marketplace demands, significant acquisitions and divestitures, and foreign exchange movements. In setting the 2014 targets, we adjusted 2013 baseline performance to exclude the impact of restructuring charges and management succession costs. In the determination of our corporate performance objectives for performance-based incentive compensation awards, we adjusted each of our actual 2014 revenue, EBITDA, net contribution and EPS results by eliminating the impact of restructuring charges, management succession and related consulting costs and foreign currency translation during the year. In the determination of JBT FoodTech Division performance objectives for performance-based incentive compensation awards, we adjusted each of our actual 2014 revenue, EBIT margin, and capital turnover results by eliminating the impact of acquisitions, overseas cash holdings and foreign currency translation during the year. In the determination of JBT AeroTech Division performance objectives for performance-based incentive compensation awards, we adjusted each of our actual 2014 revenue, EBIT margin, and capital turnover results by eliminating the impact of foreign currency translation during the year.

Components of Compensation Program

The following table presents in summary form each of the components of our named executive officer’s compensation for 2014 and briefly describes the purpose and characteristics of each of these components.

Component	Purpose	Characteristics
Base Salary	Salary for level of responsibility, experience and sustained individual performance.	Fixed cash component targeted at our peer group median (size adjusted); base salary can vary from market due to individual performance, experience, time in position and internal equity considerations.
Annual Cash Management Incentive Plan (“MIP”) Awards	Focus management on achievement of performance metrics and objectives important to the success of their divisions (as applicable) and our overall performance.

A target MIP award is designed to provide peer group median cash compensation (size adjusted) when combined with base salary; significantly exceeding targets allows achievement of upper quartile cash compensation compared with peers.

80% is based on business performance metrics (“BPI”).

20% is based on individual performance objectives (“API”).

Long-Term Incentive Plan (“LTIP”) Awards	Retention incentive and performance-based portion rewards achievement of targets for EBITDA growth and net contribution.

A target LTIP award is designed to provide median total compensation compared to our peer group when combined with base salary and target MIP award.

The 2014 LTIP award was delivered through performance-based restricted stock units (75%) and time-based restricted stock units (25%).

Ultimate value depends on our performance against pre-established financial goals, and our stock price at the end of a three year vesting period.

Perquisites	Provides executive with a limited amount of selected benefits commensurate with those provided to executives at peer group companies.	Benefits which personally benefit an employee, are not related to job performance, and are available to a limited group of employees.

Component	Purpose	Characteristics
Retirement Benefits	Provide an appropriate level of income upon retirement.

U.S. retirement benefits under a tax-qualified defined contribution plan (401(k) plan) and a non-qualified defined contribution plan.

Additional U.S. retirement benefits through a defined benefit pension plan and a related supplemental executive retirement plan (both frozen as of December 31, 2009).

Potential Payments Upon Change in Control	Encourages executives to operate in the best interests of stockholders in light of a potential change in control.	Contingent in nature; payable only if an executive officer’s employment is terminated or adversely impacted as specified under the change in control provisions of various plans.
Other Potential Post-Employment Payments	Potential payments under scenarios of death, disability, retirement, termination without cause.	Contingent in nature; payable only if executive officer’s employment is terminated under the arrangements of various plans.

The primary components of the compensation earned by our named executive officers in 2014 are illustrated graphically below. The amounts for 2014 are derived from the Summary Compensation Table, except for the equity awards, which reflect the value of those awards based on our closing stock price on December 31, 2014.

(1)	The amounts shown as LTIP Awards reflect the value of these awards based on our closing stock price on December 31, 2014.

Base Salary

The Compensation Committee uses our compensation peer group’s median base pay value for comparable positions to set our base salary midpoint for each named executive officer’s salary grade. Each salary grade range sets a minimum pay at 75% of the midpoint and maximum pay at 125% of the midpoint. The base salary of a particular named executive officer is set within their salary grade range, generally at, above or below the 50th percentile based on experience and proficiency in their role. Guidelines for merit increases in base salary are established annually for all of our employees (including named executive officers) based on annual market surveys, and merit increases are applied as appropriate to adjust base salaries. For 2014, this guideline was set at an increase of 3.0%. The Compensation Committee increased Mr. Smith’s salary by 13.7% for 2014 based upon the significant increase in his responsibilities associated with assuming responsibility for the JBT FoodTech division as a whole. The Compensation Committee judged the base salaries of Messrs. Giacomini and Montague to be correctly positioned relative to the 50th percentile for each of their positions based on their experience, proficiency and sustained performance, and accordingly approved a 3.0% increase for each of them in 2014, which was pro-rated due to the movement of the Company’s executive officers to a common salary adjustment date of March 1. The salaries of Messrs. Deck and Burdakin were not adjusted in 2014 as both executives were determined by the Compensation Committee to be too new to their positions for an increase in salary.

Annual Cash Incentive Compensation

The Incentive Compensation Plan was designed to provide compensation awards that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Our annual cash management incentive compensation plan component (“MIP”) of our Incentive Compensation Plan is a variable cash-based incentive plan designed to focus management on performance factors important to our overall performance and to the continued success of our business units.

Payout Opportunity

Target percentage amounts for annual MIP awards are based on survey market data and peer company proxy statements and for 2014, our annual MIP award target percentages ranged from 45% to 100% of base salary. The highest percentage (100%) was assigned to our Chief Executive Officer and our other named executive officers had MIP target percentages ranging from 45% to 65% of base salary. For 2014, our annual MIP opportunity was weighted primarily toward business performance (80%), referred to as the “BPI” component, and secondarily to individual performance (20%), referred to as the “API” component. Our Compensation Committee establishes BPI targets for our MIP award program annually utilizing measures it believes correlate highly to enterprise value growth and total stockholder returns. For MIP awards for all of our executive officers in 2014, we utilized revenue growth, EPS growth and net contribution growth. These measures are equally weighted and are based on overall results. Annual MIP award opportunities for our executive officers who had division management responsibilities also utilized division MIP targets for revenue growth and improvements in EBIT margin and capital turnover. For these executive officers, performance against corporate BPI targets and division BPI targets was equally weighted.

The Compensation Committee established a range from “0.00” (below threshold) to “2.50” (performance far in excess of plan) for performance against each of these measures. Achievement of target performance for any metric would result in a “1.00” BPI rating. There was a minimum level for each measure below which an awardee receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 250% of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be awarded. The performance achieved on each measure is added together and divided by the number of measures to determine the actual percentage payout of the target award amount.

The following charts provide the performance curves for the corporate BPI targets for 2014:

The slope of each of the curve reflects the Compensation Committee’s desire to reward above-target performance with above-market earning opportunities. As performance increases from threshold to target, the awards increase proportionately, and when performance exceeds the target level of performance, the awards increase more rapidly.

Determination of BPI Payout

The maximum bonus pool under the MIP is established at 10% of our consolidated EBITDA. We achieved $76.0 million in EBITDA in 2014, and a $7.6 million bonus pool was established for all MIP participants.

Messrs. Giacomini, Deck, Mambu and Montague received a corporate-wide BPI rating which was based on the consolidated results of all of our business units. Messrs. Burdakin and Smith have division management roles, and for 2014 their BPI rating was based 50% percent on consolidated results and 50% on the results of the divisions in which they served management roles.

For 2014 MIP awards, the following table shows the overall company and division performance measures used for BPI and our performance against each of these performance measures (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plans,” above).

Overall Company Performance Measures
	0% Payout of Target BPI	100% Payout of Target BPI	250% Payout of Target BPI	2014 Performance	BPI Payout
Revenue Growth (Decline)	(15.0%)	4.0%	16.0%	6.9%	1.36
EPS Growth (Decline)	(15.0%)	12.0%	24.0%	25.6%	2.50
Net Contribution Growth (Decline)	(30.0%)	5.0%	27.5%	22.1%	2.14
Total BPI Rating					2.00

JBT AeroTech Division Performance Measures
	0% Payout of Target BPI	100% Payout of Target BPI	250% Payout of Target BPI	2014 Performance	BPI Payout
Revenue Growth (Decline)	(15.0%)	4.0%	16.0%	8.8%	1.53
EBIT Margin Growth (Decline)	(1.75%)	(0.25%)	0.5%	0.26%	2.03
Capital Turnover (Growth)	(30.0%)	7.0%	22.0%	10.7%	1.37
Total BPI Rating					1.64

JBT FoodTech Division Performance Measures
	0% Payout of Target BPI	100% Payout of Target BPI	250% Payout of Target BPI	2014 Performance	BPI Payout
Revenue Growth (Decline)	(13.0%)	6.0%	18.0%	3.9%	0.89
EBIT Margin Growth (Decline)	(0.65%)	0.65%	1.4%	1.03%	1.70
Capital Turnover (Growth)	(25.0%)	5.0%	10.0%	(4.5%)	1.05
Total BPI Rating					1.21

Our 2014 financial performance results impacted the MIP as follows:

•

Our performance with respect to revenue growth, EPS growth and net contribution growth exceeded their target performance levels, and resulted in Management Incentive Plan (“MIP”) awards above the target level, with the EPS growth metric having the most significant impact on those awards. The 80% portion of MIP awards based on these performance metrics paid out at 200% of the target award amounts.

•

Our JBT AeroTech division’s performance with respect to revenue growth, EBIT margin growth and capital turnover growth exceeded their target performance levels, and resulted in a BPI of 164%. The 80% portion of the MIP award for Mr. Burdakin, equally weighting performance against JBT AeroTech division performance metrics and the overall Company performance metrics for these measures paid out at 182% of the target award level.

•

Our JBT FoodTech division’s performance with respect to EBIT margin growth and capital turnover growth exceeded their target performance levels, but its performance with respect to revenue growth fell below target, and resulted in a BPI of 121%. The 80% portion of the MIP award for Mr. Smith, equally weighting performance against JBT FoodTech division performance metrics and the overall Company performance metrics, paid out at 161% of the target award level.

Our resulting BPI multiple was then multiplied by our individual named executive officer’s MIP award target percentage to determine the BPI portion of the MIP award payout to that executive.

Determination of API Payout

The API rating is based on the achievement by an executive officer of individual annual objectives. A broad range of factors, generally qualitative in nature, but others that are quantitative, may be considered in this API rating assessment, including corporate and operations level cost control, strategic initiatives, operational objectives regarding market development and growth, margin improvement and revenue growth as well as objectives relating to restructuring, integration and safety. These objectives differ from those utilized to determine performance ratings for establishing an executive officer’s base salary described above under “Components of Compensation Program

— Base Salary.” For our 2014 MIP program, our Compensation Committee approved an API range from 0.00 to 2.00. For individual API objectives, the level of performance and resulting individual ratings on objectives required to achieve an API rating of 2.00 is quite high and unusual.

Our Chief Executive Officer provided the Compensation Committee his recommendation with respect to the API ratings for the performance of individual objectives by each of the other named executive officers. For our Chief Executive Officer, the Compensation Committee solicits feedback from the independent directors, evaluates his performance in executive session, and uses that assessment to recommend his API rating to the independent directors. In determining our Chief Executive Officer’s individual performance API rating, the independent directors evaluated his performance on a variety of objectives tied to:

•	development and deployment of an overall JBT strategy
•	development and execution of a JBT operational improvement framework incorporating pricing, productivity (including “Lean” initiatives) and quality improvement elements
•	succession planning, including executive management and key general managers

Our named executive officers received API ratings ranging from 1.00 to 1.40 for 2014, with an average rating of 1.28. On average, the API portion of the annual MIP award compensation represents less than 5% of the total compensation paid to our named executive officers (as set forth in the Summary Compensation Table below), similar to the percentage paid in 2013.

In consideration for the commencement of employment of our Chief Financial Officer, Brian A. Deck, we agreed that Mr. Deck’s API rating would be no less than 1.00 for the API portion of his 2014 MIP award. Mr. Deck’s actual API rating for 2014 exceeded 1.00. The terms of Mr. Deck’s compensation are described further below under “Compensation Tables and Explanatory Information — Employment of Chief Financial Officer.”

In connection with his planned retirement from his position of Chief Financial Officer, we entered into an agreement with Mr. Mambu on October 7, 2013 relating to the extension of his employment through the first quarter of 2014. Pursuant to the agreement, we agreed that Mr. Mambu would be eligible for a pro-rata payment of his 2014 MIP award based on his number of days of employment in 2014, with an API rating of not less than 1.00.

Calculation of Total MIP Payout

To illustrate how the annual MIP awards are determined under our compensation programs, making the assumption that an executive officer has a base salary of $350,000, a 55% target bonus, a BPI rating of 2.00 and an API rating of 1.28, the executive officer’s annual MIP compensation payment would be calculated in the following manner:

BPI	$350,000 (base salary) x .55 (target bonus) x .80 (BPI weighting) x 2.00 (corporate BPI achievement)	$308,000
API	$350,000 (base salary) x .55 (target bonus) x .20 (API weighting) x 1.28 (individual API rating)	$49,280

	Total MIP Award Compensation:	$357,280

The following table sets forth the potential MIP awards for 2014 at threshold, target and maximum performance levels for our named executive officers and the actual MIP payouts.

Name	Target MIP Award as a % of Base Salary	MIP Award Opportunity			Actual MIP Payout	Actual MIP Payout as a % of Base Salary
		Threshold	Target	Maximum
Thomas W. Giacomini	100%	-	$733,333	$1,759,999	$1,378,666	188%
Brian A. Deck (1)	65%	$43,496	$217,479	$521,950	$408,860	122%
Ronald D. Mambu (1)	65%	$12,524	$62,619	$150,286	$112,714	117%
Steven R. Smith	60%	-	$220,469	$529,126	$343,491	93%
David C. Burdakin	55%	-	$200,750	$481,800	$344,487	94%
Mark K. Montague	45%	-	$154,143	$369,943	$285,164	83%

(1)	The Company agreed that the API portion of the 2014 MIP award compensation paid to each of Messrs. Deck and Mambu would not be less than 1.00 times the target.

Long-Term Incentive Compensation

By providing our named executive officers with significant compensation opportunities in the form of long-term awards under the LTIP, we intend to ensure that a significant portion of our named executive officers’ total target compensation remains at risk and continues to be tied to the creation of value for our stockholders. To date, our LTIP awards have included two or more of the following types of awards: (i) performance-based restricted stock units, which are tied to the achievement of Company financial goals, (ii) time-based restricted stock units, which provide executives with an equity stake in our Company, and (iii) performance-based cash awards, which are tied to the achievement of Company financial goals. The Compensation Committee reviews annually the use of performance-based cash awards in long-term incentive compensation, considering, among other things, the run rate of issuance of equity awards and the extent to which equity awards may dilute existing stockholders. Accordingly, the use of performance-based cash awards may vary from year to year, however, the Compensation Committee has a preference for performance-based equity awards due to the closer alignment of equity incentive awards with stockholder value creation. All of these awards provide a retention incentive for our named executive officers because they are subject to vesting requirements and are not paid out until the end of a three-year service period. The equity component of these awards provide our named executive officers the opportunity to realize financial rewards if our stock price appreciates over the long term. Beginning in 2015, alignment with long-term value creation will be increased with performance measures extending to three years for LTIP awards. See “Executive Compensation—2014 Compensation Decisions.”

The following graph shows the mix of long-term incentive awards for the past five years:

Determination of LTIP Award Size and Mix

To determine the appropriate amount of LTIP awards for our named executive officers, we target the median level of the market for long-term incentive awards, with the possibility of above market awards for outstanding performance. We also consider internal equity among our named executive officers and make adjustments when appropriate. Using these guidelines, the Compensation Committee sets a target economic value for each named executive officer’s LTIP award. In determining the mix of awards, the Compensation Committee considers key business priorities, peer group practices, potential stockholder dilution from equity plans and the usage of shares available under the Incentive Compensation Plan (the “run rate”).

In 2014, the LTIP awards included only equity components: 75% was a performance-based restricted stock unit award and 25% was a time-based restricted stock unit award. To determine the number of shares for these equity components of LTIP awards, we divide the target economic value of the equity component by the closing share price of our Common Stock on the grant date to determine the number of shares or units for each award. Accordingly, we utilized the closing share price of our Common Stock on the day the Compensation Committee met to approve the target values for 2014 LTIP awards for executive officers. Beginning in 2015, the performance-based portion of equity incentive awards will be reduced to 60%. See “Executive Compensation—2014 Compensation Decisions.”

Vesting of LTIP Awards

The ultimate realizable amount of three-quarters of the LTIP awards (the performance-based award) granted to our named executive officers in 2014 depended upon our achievement against specific performance metrics set by the Compensation Committee in February 2014. The percentage of the total performance-based restricted stock unit award that was earned was determined at the end of a one-year measurement period ending on December 31, 2014. This link put a meaningful portion of each of our named executive officer’s targeted LTIP award at risk.

Once earned (after the one-year performance period), all of the LTIP awards we grant to our named executive officers are subject to additional vesting requirements which generally require a named executive officer to complete two additional years of service to vest, at which time the executive receives ownership and voting rights of the shares of Company stock underlying the vested restricted stock units and cash that has been earned pursuant to a performance-based cash award. Vesting periods are utilized both as a retention incentive and as a means to align incentives with long-term value creation for stockholders.

With the approval of the Compensation Committee, we may issue LTIP awards with reduced vesting periods. In connection with the commencement of his employment, we awarded Chief Financial Officer Brian A. Deck a one-time grant of 6,696 restricted stock units that vested on January 2, 2015.

Performance-Based LTIP Awards

For LTIP awards granted in 2014, the performance goals consisted of EBITDA growth and net contribution growth. The Compensation Committee established a range from “0.00” (below threshold) to “2.00” (performance far in excess of plan) for performance against each of these measures. Achievement of target performance for any metric would result in a “1.00” rating. There was a minimum level for each measure below which an awardee receives 0% of the target award, and correspondingly a maximum performance level which, even if exceeded, would not generate more than 200% of the target award. In between the minimum and maximum performance targets, the performance level of each measure is plotted on a predefined curve which indicates the percent of the target award that should be awarded. The performance achieved on each measure is added together and divided by the number of measures to determine the actual percentage payout of the target award amount. The performance period for these measures is one year.

The following charts provide the performance curve for performance-based equity incentive awards:

The slopes of the curves reflect the Compensation Committee’s view that there was an acceptable range of performance for which target awards should be earned, and the sharp uptick in the awards once performance exceeded that range reflects the Compensation Committee’s intent to reward truly exceptional performance with higher payouts.

Determination of Performance-Based Equity Award Achievement

For 2014, the following table shows the measures used for our performance-based LTIP awards to our named executive officers and our performance against each of the performance measures (adjusted in the manner described under “Performance Metrics Used in our Incentive Compensation Plans” above).

Performance Measures	0% Payout of Target Grant	100% Payout of Target Grant	200% Payout of Target Grant	Actual Performance	Payout
EBITDA Growth (Decline)	(30.0%)	5.0% - 15.0%	25.0%	20.6%	1.56
Net Contribution Growth (Decline)	(40.0%)	(5.0%) - 5.0%	20.0%	22.1%	2.00
Total LTIP Rating					1.78

Our performance with respect to EBITDA growth and net contribution growth was above the target performance level. As a result, our named executive officers will receive 178% (the average of the two performance ratings) of the target performance-based portion of the restricted stock unit grants that were awarded in February 2014, and these awards will vest in January 2017.

The following table sets forth the target and maximum performance levels and the actual LTIP awards earned in 2014 by our named executive officers. Mr. Mambu did not receive an LTIP award in 2014 as a result of his announced retirement.

Name	Type of Award	LTIP Award Opportunity		Actual LTIP Awards Earned
		Target	Maximum
Thomas W. Giacomini	Performance RSU	39,788	79,576	70,823
Brian A. Deck	Performance RSU	11,299	22,598	20,112
Ronald D. Mambu	Performance RSU	0	0	0
Steven R. Smith	Performance RSU	11,190	22,380	19,918
David C. Burdakin	Performance RSU	10,693	21,386	19,034
Mark K. Montague	Performance RSU	5,222	10,444	9,295

Discretionary Awards

In addition to awards under our incentive compensation programs, our Compensation Committee may make discretionary awards under special circumstances, including exceptional contributions not recognized in our MIP and LTIP, new hire “sign-on” bonuses, awards upon promotion and retention awards. In 2014, our Chief Financial Officer received sign on compensation of $250,000 subject to certain potential offsets and a special award of 6,696 restricted stock units that vested in January 2015. The sign-on compensation was intended to offset a portion of the compensation that we estimated Mr. Deck would forfeit by terminating his employment with his former employer.

Securities Trading Policy

Our insider trading policy prohibits our directors, executive officers and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, our insider trading policy requires our directors, executive officers and other employees to obtain pre-approval prior to any transaction involving arrangements to hold our securities in a margin account or pledging them as collateral. This policy is also designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Claw-Back Policy

Our Incentive Compensation Plan gives our Compensation Committee the discretion to “claw-back” or cancel outstanding awards in the event of misconduct prejudicial to the Company or in the event a restatement of our financial results from a prior period, whether as a result of errors, omissions or fraud, results in a prior award’s performance measures no longer being satisfied. This provides the Compensation Committee with the authority to cancel any outstanding awards, whether or not vested or deferred, or to require an executive officer to repay any gain realized or payment received upon the exercise or payment of a prior award.

Impact of Section 162(m) of the Internal Revenue Code on Executive Compensation

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-performance-based compensation in excess of $1 million paid for any fiscal year to certain named executive officers. Among other requirements, in order for compensation to be considered performance-based for purposes of Section 162(m), it generally must be paid pursuant to a plan which is approved by the company’s public stockholders. The Compensation Committee retains the discretion to approve compensation to named executive officers that is not deductible if it is determined to be in the best interest of the Company.

Pension Plans

A longer term element of compensation for our named executive officers has been an Internal Revenue Service qualified defined benefit pension plan (the “Pension Plan”) that provides income replacement retirement benefits. At the time of our spin-off from FMC Technologies, Inc. in 2008, we maintained the benefits package offered by our former parent company but we subsequently decided to freeze the Pension Plan effective December 31, 2009. Benefits earned as of that date were frozen; while no additional benefits will accrue for any of our U.S.-based non-bargaining unit production personnel, the benefit earned through that date will be paid when the employee retires. All employees can continue to earn service for vesting purposes and for eligibility for early retirement benefits. The pension freeze also impacts our non-qualified defined benefit pension plan (the “Non-Qualified Pension Plan”) described below.

The Pension Plan utilizes the same benefit calculation formula for our named executive officers as is used for non-bargaining unit production personnel and administrative and technical staff. Two of our named executive officers (Messrs. Mambu and Smith) have significant accrued pension benefits under the pension plans as a result of their long tenure with our predecessor, FMC Technologies, Inc. and its predecessor, FMC Corporation.

Savings Plans

All of our United States based employees, including our named executive officers, are eligible to participate in our tax-qualified savings and investment plan (the “Qualified Savings Plan”). This plan provides an opportunity for employees to save for retirement on both a pre-tax and after-tax basis. Employees exceeding the Internal Revenue Service compensation limit for highly compensated employees can contribute between 0% and 20% of base pay and eligible incentives through pre-tax and after-tax contributions up to the maximum amount prescribed by law and the plan limits, and employees not considered highly compensated under Internal Revenue Service regulations can also contribute up to 75% of base pay and eligible incentives. In order to maintain a competitive benefit package that will attract and retain employees, we added an additional company non-elective contribution to the Qualified Savings Plan equal to 3% of employees’ base and incentive pay. We matched 100% of the first 5% of each employee’s contributions through the end of 2014. Beginning in 2015, the Qualified Savings Plan has been modified to provide for a match of 50% of the first 6% of each employee’s contributions.

In 2015, the Qualified Savings Plan was further modified to provide for additional discretionary matching contribution of between 0% and 33 1/3% of the first 6% of each employee’s contributions.

Through the end of 2014, participants were vested on a five-year graded vesting schedule for company contributions to the Qualified Savings Plan. Beginning in 2015, participants are vested on a three-year graded vesting schedule for company contributions.

Our named executive officers are also eligible to participate in a pre-tax non-qualified defined contribution plan (the “Non-Qualified Savings Plan”), which provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. For a description of the Non-Qualified Savings Plan, please see “— Non-Qualified Deferred Compensation Table.”

Change-in-Control Benefits

We entered into agreements with each of our named executive officers that provide them with compensation under certain circumstances in the event of a change-in-control in our ownership or management. The payments generally are based on a multiple of the named executive officer’s base salary and annual short-term incentive and are subject to “double-trigger” conditions, requiring both a “change of control” event and an adverse change in the executive’s employment. The executive severance agreements do not include excise tax gross-up provisions. All of our change-in-control agreements condition continuing availability of benefits on compliance with non-compete and non-solicitation provisions. These agreements are designed to ensure that we can attract and retain executive talent and to permit our senior executives to remain focused on value creation for stockholders in the event of a potential change-in-control event. See “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payments Upon Change-in-Control” for a further description of the terms and potential amounts payable under these agreements.

The benefits payable under our change-in-control agreements are comparable to benefits for which executives in similar positions at peer companies are eligible under their change-in- control agreements. The competitive nature of these benefits is reviewed and analyzed annually by our Compensation Committee with the assistance of the Committee’s independent consultant.

All of the change-in-control agreements with our named executive officers are what is commonly referred to as “double-trigger” agreements. Under these agreements, the benefits are only payable to an executive if, in addition to the qualifying change-in-control event, the executive officer’s position is terminated or the executive’s responsibilities, salary, benefits and/or location are significantly changed. Notwithstanding the foregoing, unvested restricted stock unit grants awarded prior to 2015 will vest immediately upon the occurrence of a change-in-control pursuant to the terms of the Incentive Compensation Plan and applicable grant agreements, and those grants are accordingly not subject to the “double-trigger” requirement of the change-in-control agreements. Beginning with restricted stock unit grants issued under the Incentive Compensation Plan in 2015, unvested restricted stock units will vest after the occurrence of a change-in-control only if the executive officer’s position is terminated within a period of twenty-four months or the executive’s responsibilities, salary or location are significantly changed. Outstanding LTIP awards that have performance measures that vest under these circumstances will be paid at 100% of the target award and performance-based cash awards under the LTIP will be paid in the form of a check or other cash instrument within 70 days. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payments Upon Change in Control.”

General Executive Severance Benefits

Under our executive severance plan, named executive officers who lose their job through no fault of their own are entitled to receive 15 months (18 months in the case of our Chief Executive Officer and President) of severance pay (limited to base pay and the executive’s annual target bonus, if any), their pro-rated annual target bonus, if any, through the date of termination, payment of a lump sum equivalent to the value of the employer portion of the monthly premiums for medical and dental benefits for the same severance period, outplacement services, and tax preparation and financial planning assistance for the last calendar year of employment. See “Potential Payments Upon Termination” for a further description of the terms and potential amounts payable under our executive severance plan for our named executive officers. The availability of these severance benefits is conditioned on the executive’s compliance with non-disclosure, non-compete and non-solicitation covenants. Change-in-control agreements and severance benefits are exclusive of one another, and in no circumstances would any of our named executive officers receive benefits under both a change-in-control agreement and our general executive severance plan.

Under the terms of our Incentive Compensation Plan, in the event of the death or disability of an executive during active employment with us, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. The performance-based cash awards under the LTIP will be paid in the form of a check or other cash instrument within 70 days. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination — Potential Payment in the Event of Death, Disability or Retirement.”

We entered into an agreement with Ronald Mambu, our former Chief Financial Officer, in connection with his planned retirement, which was announced in September 2013 but occurred in March 2014. Please see “Compensation Tables and Explanatory Information — Potential Payments Upon Termination —Retirement Agreement with Ronald D. Mambu” for a description of the benefits we agreed to pay to Mr. Mambu.

Impact of Retirement on Outstanding LTIP Awards

In the event of a named executive officer’s retirement from the Company upon or after attaining age 62 and 10 years of service, any unvested LTIP equity or cash awards remain outstanding after retirement and vest on the originally scheduled vesting date. Separation prior to attaining age 62 and 10 years of service will result in the forfeiture of unvested awards. This permits flexibility in retirement planning, permits us to provide an incentive for the vesting period and does not impose a penalty on the exercise of a retirement benefit provided to all of our employees who receive long-term cash and equity awards as incentive compensation.

Perquisites

We provide limited perquisites to our executive officers in order to facilitate the performance of their managerial and external marketing roles and to ensure a competitive total compensation package. The perquisites we currently provide to our executives include financial counseling fee reimbursement, parking fees and other minor expenses associated with their business responsibilities.

Stock Ownership Requirements

Our Compensation Committee established executive officer stock ownership guidelines in order to ensure a continuing alignment of executive and stockholder interests. Under our stock ownership guidelines, an executive officer is expected to maintain direct ownership of shares (including restricted stock unit awards, whether or not currently vested, but not counting any shares underlying outstanding stock options) in an amount equal in value to a multiple of the individual’s salary-grade midpoint. Named executive officers who began their employment with the Company, or who have been internally promoted to an executive officer position, have five years to accumulate sufficient amounts of our Common Stock to satisfy the ownership multiple, pro-rated 20% each year. An executive may not sell any shares of our Common Stock that the executive may hold until reaching the applicable stock ownership guideline multiple (the pro-rated multiple until the end of the specified build up period).

The stock ownership multiple for each of our named executive officers is provided in the following table. Each of our named executive officers currently satisfies our stock ownership guidelines applicable to them.

Executive Officer	Multiple of Salary Grade Mid Point	Number of Shares Required to be Held as of 12/31/2014	Shares Held as of 12/31/2014
Thomas W. Giacomini	5.0	31,382	202,427
Brian A. Deck	3.0	6,211	33,574
Steven R. Smith	2.0	14,770	74,310
David C. Burdakin	2.0	4,481	26,598
Mark K. Montague	2.0	20,918	54,675

Risk in Compensation Programs

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-

taking. Further, with respect to our incentive compensation programs, although the performance metrics that determine payouts for certain managers are based on the achievement of business segment metrics, the metrics that determine long-term incentive award payouts for our named executive officers are company-wide metrics. The metrics for annual cash incentive award payouts for our named executive officers are also primarily company-wide metrics, the only exception being named executive officers who have division management roles (two of our named executive officers have this role), whose annual cash incentive payouts are based on metrics that are equally weighted for company-wide and division performance. This is based on our belief that applying company-wide metrics encourages decision-making that is in the best long-term interests of our company and our stockholders as a whole.

The mix of equity award instruments used under our long-term incentive program that includes time-based awards in addition to performance-based awards also mitigates risk. In addition, the multi-year vesting of our equity awards and our share ownership guidelines for our executive officers properly account for the time horizon of risk. We also employ “claw-back” provisions in our equity incentive compensation program to ensure that in the case of a restatement of our historical financial results for a period of time on which performance-based equity awards were granted, the amount of those awards can be recalibrated or cancelled to reflect our restated financial performance for that period. Finally, we set our target compensation at levels that we believe, based on market assessments, strikes the appropriate balance between managing the overall expense of our compensation in comparison with peers and allowing us to continue to attract and retain the caliber of employees that we believe we need to help us succeed in the markets we serve.

At its February 25, 2015 meeting, the Compensation Committee requested its independent compensation consultant, Meridian, to advise the Committee on whether we had any areas of compensation which appeared to encourage excessive risk-taking. In the review of its report to the Committee, Meridian did not identify any components of our compensation program that they viewed as encouraging excessive risk.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Compensation Committee establishes and oversees the design and functioning of our executive compensation program. We have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we recommend to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for the 2015 Annual Meeting.

The preceding report has been furnished by the following members of the Compensation Committee:

Polly B. Kawalek, Chairwoman

Edward L. Doheny II

James M. Ringler

COMPENSATION TABLES AND EXPLANATORY INFORMATION

Summary Compensation Table

The following table summarizes compensation earned by each of our named executive officers during the fiscal years ending December 31, 2014, December 31, 2013 and December 31, 2012. To understand the table below you need to read carefully the footnotes, which explain the various assumptions and calculations employed in determining the dollar amounts set forth below.

Name and Principal Position in 2014	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(3)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Giacomini	2014	733,333	0	1,600,018	0	1,378,666	0	102,373	3,814,390
President and Chief Executive Officer	2013	229,583	1,200,000	3,413,998	0	229,583	0	34,093	5,107,257

Brian A. Deck	2014	334,583	250,000	653,278	0	408,860	0	31,662	1,678,383
Executive Vice President and Chief Financial Officer

Ronald D. Mambu (6)	2014	96,337	0	0	0	112,714	0	277,881	486,932
Vice President, Controller and	2013	382,543	0	242,510	0	416,239	0	76,893	1,118,185
Chief Financial Officer	2012	371,844	0	485,007	0	304,540	105,443	60,468	1,327,302

Steven R. Smith	2014	367,449	0	449,987	0	343,491	228,560	70,079	1,459,566
Executive Vice President and	2013	321,691	0	687,491	0	349,467	0	69,823	1,428,172
President, JBT FoodTech

David C. Burdakin	2014	365,000	0	429,991	0	344,487	0	76,408	1,215,886
Executive Vice President and
President, JBT AeroTech

Mark K. Montague	2014	342,539	0	210,005	0	285,164	21,885	57,268	916,861
Executive Vice President,
Human Resources

(1)	The amounts in column (e) include awards of time-based restricted stock units and performance-based restricted stock units under our Incentive Compensation Plan. These dollar amounts represent the grant date fair value. The value of performance-based awards is based on the probable outcome of the performance conditions as of the grant date. The probable outcome for 2012, 2013 and 2014 grants of performance-based awards was estimated at 100%. The actual achievement was 128% for the 2012 awards, 89% for 2013 awards and 178% for 2014 awards.

The fair value of stock awards listed above at grant date assuming the maximum level of performance was achieved is as follows:

Name	Year	Fair Value Assuming Maximum Performance ($)
Thomas W. Giacomini	2014	2,800,024
	2013	3,413,998
Brian A. Deck	2014	994,056
Ronald D. Mambu	2014	0
	2013	363,765
	2012	848,762
Steven R. Smith	2014	787,477
	2013	781,240
David C. Burdakin	2014	752,492
Mark K. Montague	2014	367,501

(2)	The amounts in column (g) include awards under the MIP and performance-based cash awards under the LTIP as follows:

Name	Year	MIP Award	LTIP Performance- Based Cash Award
Thomas W. Giacomini	2014	1,378,666	0
	2013	229,583	0
Brian A. Deck	2014	408,860	0
Ronald D. Mambu	2014	112,714	0
	2013	200,414	215,825
	2012	304,540	0
Steven R. Smith	2014	343,491	0
	2013	182,592	166,875
David C. Burdakin	2014	344,487	0
Mark K. Montague	2014	285,164	0

(3)	The amounts in column (h) reflect the actuarial increase in the present value of our named executive officers’ benefits at the first retirement date with unreduced benefits for the Pension Plan and for the Non-Qualified Pension Plan (age 62 for Mr. Smith; age 65 for Mr. Montague; Mr. Mambu has already commenced receiving unreduced benefits as a result of his retirement in March 2014). These amounts are determined using interest rates and mortality rate assumptions consistent with those used in our audited consolidated financial statements. All nonqualified deferred compensation earnings are actual investment earnings generated by the invested funds, and therefore, are not included in this column.

(4)	Mr. Mambu retired and began receiving payments from the Pension Plan in 2014. In addition, he received the entire accrued benefit from the Non-Qualified Pension Plan in the form of a lump sum distribution. As a result, the aggregate value of his Pension Plan and Non-Qualified Pension Plan decreased by $1,736,530. In accordance with the compensation disclosure requirements under Regulation S-K, this aggregate decrease in value is not reported in columns (h) or (j) of the Summary Compensation Table.

(5)	The amounts in column (i) for the fiscal year ended December 31, 2014 reflect for each of our named executive officer the following perquisites:

Perquisites ($)	Reimbursement for Professional Advisor Fees	Parking	Total Perquisites
Thomas W. Giacomini	20,000	5,340	25,340
Brian A. Deck	0	4,895	4,895
Ronald D. Mambu	20,000	0	20,000
Steven R. Smith	15,750	5,340	21,090
David C. Burdakin	20,000	0	20,000
Mark K. Montague	20,000	0	20,000

*	Our cost for financial planning and personal tax assistance are specifically allocated to the individual named executive officers receiving the services to which such fees relate. All amounts paid to obtain financial planning and personal tax assistance for our named executive officers represent taxable income to the executive.

Other Compensation ($)	Matching Contributions to Qualified Savings Plan and Non-Qualified Savings Plan*	Relocation	Unused Vacation	Supplemental Retirement Payment**
Thomas W. Giacomini	77,033	0	0	0
Brian A. Deck	26,767	0	0	0
Ronald D. Mambu	25,044	0	16,304	216,533
Steven R. Smith	44,003	4,986	0	0
David C. Burdakin	29,200	27,208	0	0
Mark K. Montague	37,268	0	0	0

*	For a description of the matching contributions provided to participants in the Qualified Savings Plan and Non-Qualified Savings Plan, see “Compensation Discussion and Analysis — Savings Plans” above.

**	See “Compensation Tables and Explanatory Information — Potential Payments Upon Termination —Retirement Agreement with Ronald D. Mambu” for a description of the payment we made to Mr. Mambu in connection with his retirement.

(6)	Mr. Mambu, formerly our Vice President and Chief Financial Officer, retired from his position as Vice President, Corporate Finance in March 2014.

Except for Thomas W. Giacomini, none of our named executive officers is a party to written or oral employment contracts with us. Accordingly, they remain employed at our will. For a description of the material terms of their compensation arrangements, which include base salary, annual MIP, LTIP awards, matching contributions to retirement savings plans, pension benefits, perquisites, severance and change in control benefits, see “Compensation Discussion and Analysis” above.

Employment Agreement with Chief Executive Officer

In connection with the appointment of Mr. Giacomini as our President and Chief Executive Officer in 2013, we entered into an employment agreement with Mr. Giacomini memorializing the terms of Mr. Giacomini’s employment. The employment agreement has a three-year term (the “Employment Period”). Under the employment agreement, Mr. Giacomini will receive an initial base salary of $725,000 per year and is eligible to participate in our annual cash bonus and equity compensation programs. During the Employment Period, Mr. Giacomini’s target annual bonus will be no less than 100% of his annual base salary, and his 2013 bonus was pro-rated for his period of service during 2013. In consideration of the commencement of Mr. Giacomini’s employment with the Company, we agreed to grant Mr. Giacomini sign-on compensation to compensate Mr. Giacomini for bonus and long-term incentive awards that were forfeited upon his resignation from his prior employer. The sign-on compensation consisted of (i) a cash payment equal to $1.2 million, and (ii) performance-based restricted stock units with a fair market value equal to $2,614,000, vesting in equal installments on the first and second anniversaries of the grant date. The performance measure for these restricted stock unit awards was satisfied. Mr. Giacomini also received an additional grant of performance-based restricted stock units with a fair market value equal to $800,000, vesting in equal installments on the first and second anniversaries of the grant date. The 2014 fiscal year end performance measure established for both these restricted stock unit awards was achieved. Mr. Giacomini participates in the Company’s executive severance plan, but his benefits under that plan will be based on an 18-month severance period rather than the 15-month severance period specified in the plan for all other participants. In addition, Mr. Giacomini has entered into an executive severance agreement which provides, among other benefits, for a severance payment equal to three times Mr. Giacomini’s base salary and annual incentive bonus for a qualifying termination of employment following a change-in-control of the Company. Mr. Giacomini’s outstanding equity awards also provide for full acceleration in the event of Mr. Giacomini’s death, termination due to disability or a change-in-control of the Company. Mr. Giacomini is also bound by certain non-solicitation and non-competition restrictions during the term of his employment and for a period of two years thereafter.

Employment of Chief Financial Officer

On January 9, 2014, the Board of Directors appointed Brian A. Deck to the position of Vice President and Chief Financial Officer of the Company, effective February 3, 2014. Pursuant to an offer of employment, Mr. Deck receives an initial base salary of $365,000 per year and is eligible to participate in our annual cash bonus and equity compensation programs. Mr. Deck’s initial target annual cash bonus is 65% of his annual base salary, and his 2014 award was pro-rated for his period of service during 2014. The Company also agreed that Mr. Deck’s API rating would be no less than 1.00 for his 2014 cash bonus award. Mr. Deck’s actual API rating for 2014 was in excess of 1.00. In consideration of the commencement of Mr. Deck’s employment with us, we provided Mr. Deck (i) a “make whole” bonus of $250,000 to compensate him for a cash incentive payment he was scheduled to receive from his prior employer, subject to agreed offsets and (ii) a sign-on award of 6,696 restricted stock units that vested on January 2, 2015. Mr. Deck also received an additional grant of restricted stock units with a fair market value equal to $450,000, vesting in January 2017, as a part of the Company’s annual equity incentive compensation program for 2014. Mr. Deck participates in the Company’s executive severance plan, and has entered into an executive severance agreement which provides, among other benefits, for a severance payment equal to two times Mr. Deck’s base salary and annual incentive bonus for a qualifying termination of employment following a change-in-control of the Company. Mr. Deck’s equity awards also provide for full acceleration in the event of Mr. Deck’s death, termination due to disability or change-in-control of the Company.

Agreement with Retired Executive Officer

In connection with his planned retirement from his position of Chief Financial Officer, we entered into an agreement with Ronald D. Mambu on October 7, 2013 relating to the extension of his employment through the first quarter of 2014. Pursuant to the agreement, we agreed that Mr. Mambu would be eligible for a pro-rata payment of his 2014 bonus based on the number of days of his employment in 2014, with an API rating of not less than 1.00. We also agreed to make a payment to Mr. Mambu calculated by reference to the Supplemental Employee Retirement Plan if Mr. Mambu remained actively employed with the Company past November 30, 2013. This payment is described below under “— Potential Payments Upon Termination —Retirement Agreement with Ronald D. Mambu.”

Grants of Plan-Based Awards Table

Shown below is information with respect to plan-based awards made in 2014 to each named executive officer.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (1)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Thomas W. Giacomini
MIP-Cash		-	733,333	1,759,999
Restricted Stock Units	3/13/2014							13,263			400,012
Performance RSUs	3/13/2014				-	39,788	79,576				1,200,006

Brian A. Deck
MIP-Cash (4)		43,496	217,479	521,950
Restricted Stock Units	2/3/2014							3,766			112,490
Restricted Stock Units	2/3/2014							6,696			200,010
Performance RSUs	3/13/2014				-	11,299	22,598				340,778

Ronald D. Mambu
MIP-Cash (4)		12,524	62,619	150,286

Steven R. Smith
MIP-Cash		-	220,469	529,126
Restricted Stock Units	3/13/2014							3,730			112,497
Performance RSUs	3/13/2014				-	11,190	22,380				337,490

David C. Burdakin
MIP-Cash		-	200,750	481,800
Restricted Stock Units	3/13/2014							3,564			107,490
Performance RSUs	3/13/2014				-	10,693	21,386				322,501

Mark K. Montague
MIP-Cash		-	154,143	369,943
Restricted Stock Units	3/13/2014							1,741			52,509
Performance RSUs	3/13/2014				-	5,222	10,444				157,496

(1)	The amounts shown in column (i) reflect the number of restricted stock units subject to time-based vesting requirements granted to each of our named executive officers in 2014 pursuant to our Incentive Compensation Plan.
(2)	The amounts in column (l) reflect the full grant date fair value of awards of restricted stock units to our named executive officers pursuant to our Incentive Compensation Plan in 2014. Assumptions used in the calculation of these amounts are described in note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 2, 2015.
(3)	The amount listed in column (l) for “Performance RSUs” represents the full grant date fair value of restricted stock units subject to performance-based conditions assuming achievement of target performance.
(4)	The Company agreed that the API portion of the 2014 MIP award compensation paid to each of Messrs. Deck and Mambu would not be less than 1.00 times the target.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards (3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Thomas W. Giacomini	0	0	0	-	-	158,856	5,220,008	0	0
Brian A. Deck	0	0	0	-	-	30,574	1,004,662	0	0
Ronald D. Mambu	0	0	0	-	-	45,901	1,508,307	0	0
Steven R. Smith	0	0	0	-	-	71,625	2,353,598	0	0
David C. Burdakin	0	0	0	-	-	22,598	742,570	0	0
Mark K. Montague	0	0	0	-	-	30,910	1,015,703	0	0

(1)	The outstanding restricted stock unit awards presented above include time-based and performance-based restricted stock units. These awards are in the amounts and with the vesting dates indicated below.

Name	RSUs Vesting on January 2, 2015	RSUs Vesting on September 9, 2015	RSUs Vesting on November 21, 2015	RSUs Vesting on January 2, 2016	RSUs Vesting on January 3, 2017	RSUs Vesting on November 21, 2017	Total
Thomas W. Giacomini	-	74,770	-	-	84,086	-	158,856
Brian A. Deck	6,696	-	-	-	23,878	-	30,574
Ronald D. Mambu	33,212	-	-	12,689	-	-	45,901
Steven R. Smith	20,542	-	8,812	9,811	23,648	8,812	71,625
David C. Burdakin	-	-	-	-	22,598	-	22,598
Mark K. Montague	14,380	-	-	5,494	11,036	-	30,910

(2)	The market value of shares of our restricted stock units that had not vested as of December 31, 2014 is calculated using $32.86, the closing price of our Common Stock on December 31, 2014, the last trading day of 2014.

The outstanding restricted stock unit awards presented above include time-based and performance-based awards. The number of performance-based units as of fiscal year end is based on actual achievement. The performance cycle for units granted in 2012 ended on December 31, 2012 with achievement of 128%. The performance cycle for units granted in 2013 ended on December 31, 2013 with achievement of 89%. The performance cycle for units granted in 2014 ended on December 31, 2014 with achievement of 178%.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Thomas W. Giacomini	0	0	74,770	2,166,835
Brian A. Deck	0	0	0	0
Ronald D. Mambu	0	0	18,121	520,073
Steven R. Smith	0	0	4,275	122,693
David C. Burdakin	0	0	0	0
Mark K. Montague	0	0	8,255	236,919

Securities Authorized for Issuance Under Equity Compensation Plans Table

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders: (1)
Options	-	-	-
Restricted Stock Units	1,122,553	N/A	650,633
Subtotal	1,122,553	-	650,633

Equity compensation plans not approved by security holders:	-	-	-

Total	1,122,553	-	650,633

(1)	The Incentive Compensation Plan provides for awards of common stock, stock options, stock appreciation rights, restricted stock and restricted stock units (collectively, “awards”) to our officers, employees, directors and consultants. The Incentive Compensation Plan provides for a maximum of 3,700,000 common shares to be issued as awards, subject to adjustment as provided under the terms of the plan.

Pension Benefits Table

Three of our named executive officers have a pension benefit with the Company. The table below shows the present value of accumulated benefits payable to each of the participating named executive officers, including the number of years of service credited to each such named executive officer, under each of our pension plans determined using interest rate and mortality rate assumptions consistent with those used in our financial statements. Credited years of service for each of the participating named executive officers under the pension plans include years of service with our predecessor. The Pension Plan values are the present value of accrued benefits at the first retirement date for unreduced benefits. The Non-Qualified Pension Plan values are the present value at December 31, 2014 of the lump sum payable at the first retirement date for unreduced benefits. Effective December 31, 2009, we froze benefits under the U.S. Pension Plan and the Non-Qualified Pension Plan. For an explanation of the impact on these plans, see “Compensation Discussion and Analysis – Pension Plans” above.

Name	Plan Name	Number of Years Credited Service as of 12/31/2014 (#)	Present Value of Accumulated Benefit as of 12/31/2014 ($) (1)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)	(e)
Ronald D. Mambu	Pension Plan	35.75	1,515,300	69,330
	Non-Qualified Pension Plan	35.75	0	1,981,717
Steven R. Smith	Pension Plan	21.00	653,249	0
	Non-Qualified Pension Plan	21.00	396,888	0
Mark K. Montague	Pension Plan	1.42	74,417	0
	Non-Qualified Pension Plan	1.42	44,662	0

(1)	Amounts reported reflect the present value, expressed as a lump sum as of December 31, 2014, of each of the named executive officer’s benefits under the U.S. Pension Plan and the Non-Qualified Pension Plan, respectively. Amounts reported are calculated using the assumptions applied in note 8 to our audited consolidated financial statements for the fiscal year ended December 31, 2014 included in our Annual Report on Form 10-K filed on March 2, 2015 with the Securities and Exchange Commission.

Pension Benefit Formula

Our Pension Plan is a defined benefit plan that provides eligible employees having five or more years of service a pension benefit for retirement. Years of credited service and final average yearly earnings through the pension freeze date of December 31, 2009 are used to calculate the pension benefit. The final average yearly earnings are based on the highest 60 consecutive months out of the final 120 months of compensation. The normal annual retirement benefit is the product of (a) and (b) below:

(a)	the sum of:

•

the sum of (1) 1% of the participant’s final average yearly earnings up to the Social Security Covered Compensation Base (defined as the average of the maximum Social Security taxable wages bases for the 35-year period ending in the year in which Social Security retirement age is reached) plus (2) 1.5% of the participant’s final average yearly earnings in excess of the Social Security covered compensation base multiplied by the participant’s expected years of credited service at age 65 up to 35 years of credited service; and

•	1.5% of the participant’s final average yearly earnings multiplied by the participant’s expected years of credited service at age 65 in excess of 35 years of credited service.

(b)	the ratio of actual years of credited service to expected years of credited service at age 65.

The Pension Plan defines “normal retirement age” as 65 with an unreduced early retirement benefit payable at age 62. All of the participating named executive officers are currently vested in their accrued benefits under our Pension Plan. Eligibility under the Pension Plan terminates upon death or upon payment of the participant’s entire vested benefit. When we were established as a separate company from FMC Technologies, Inc. in July 2008, our employees who were formerly employed by FMC Technologies, Inc. received the benefit for years of credited service under FMC Technologies Inc.’s defined pension benefit plan. Our employees who were also formerly employed by FMC Corporation, FMC Technologies, Inc.’s predecessor, received the benefit for years of credited service under FMC Corporation’s defined pension benefit plan when FMC Technologies, Inc. was established as a separate company by FMC Corporation. Messrs. Mambu and Smith were former employees of both predecessor companies.

Early Retirement

All participants in our Pension Plan who were hired on or after January 1, 1984 (by either of our predecessors or by us) are eligible for early retirement on or after age 55 with ten years of service. Mr. Mambu is eligible to receive early retirement benefits under the Pension Plan, and is receiving such early retirement benefits in accordance with the formula described below.

A participant in the Pension Plan who retires on or after their “early retirement date” is entitled to receive the early retirement benefit, which is equal to the normal retirement benefit reduced by  1/3 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 62nd birthday. A participant in the Pension Plan whose employment terminates prior to their “early retirement date” is entitled to receive an early retirement benefit payable after the attainment of age 55, which is equal to the normal retirement benefit reduced by 1/2 of 1% for each month by which the commencement of the participant’s early retirement benefit precedes the participant’s 65th birthday.

Payment of Pension Benefit

The normal retirement benefit is an individual life annuity for single retirees and 50% joint and survivor annuity for married retirees. The Pension Plan also provides for a variety of other methods for receiving pension benefits such as 100% joint and survivor annuities, level income and lump sum for benefits with lump sum values of $1,000 or less. The levels of annuities are actuarially determined based on the age of the participant and the age of the participant’s spouse for joint and survivor annuities. The Pension Plan also provides a 75% joint and survivor option as required by the Pension Protection Act of 2006. The actuarial reduction for a participant and spouse who are both age 62 is 7.9% from the normal retirement benefit for the 50% joint and survivor annuity and 14.7% from the normal retirement benefit for the 100% joint and survivor annuity. The level income annuity pays increased benefits to the retiree until Social Security benefits begin at age 62 and reduces the benefit after age 62 so that the total of the retirement benefit and Social Security benefits is approximately equal before and after age 62.

Eligible Earnings

Eligible earnings under the Pension Plan for our named executive officers include the base salary and annual non-equity incentive compensation paid by us or our predecessor companies to the executives for each plan year in which they were eligible to participate in the Pension Plan or its predecessor plans through December 31, 2009, the date upon which the U.S. Pension Plan was frozen.

Non-Qualified Pension Plan

We have also established a Non-Qualified Pension Plan that permits employees to obtain a “mirror” pension benefit under a non-qualified retirement plan for benefits limited under the Pension Plan for (1) limitations due to the Internal Revenue Service maximum annual pension benefit limit, (2) earnings that exceed the Internal Revenue Service limitations on earnings eligible for the tax-qualified Pension Plan, and (3) deferred compensation not included in the pensionable earnings definition in the Pension Plan. Accrued benefits under the Non-Qualified Pension Plan may be distributed as either a lump sum payment or in monthly payments over a five-year period. Lump sum distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years. The Non-Qualified Pension Plan was also frozen as to future benefit accruals effective December 31, 2009.

Non-Qualified Deferred Compensation Table

The contributions made by our named executive officers to the Non-Qualified Savings Plan in 2014, together with matching contributions or other allocations to the Non-Qualified Savings Plan, earnings made on plan balances, any withdrawals or distributions, and the year-end balances in each of these plans were as follows.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Company Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
(a)	(b)	(c)	(d)	(e)	(f)
Thomas W. Giacomini	183,333	56,233	9,304	-	333,175
Brian A. Deck	13,383	5,967	212	-	19,562
Ronald D. Mambu	3,131	4,244	35,824	914,376	0
Steven R. Smith	5,500	23,203	3,844	-	291,030
David C. Burdakin	73,000	8,400	1,640	-	83,040
Mark K. Montague	4,658	16,468	4,099	-	142,786

(1)	All of the named executive officers’ contributions reported in column (b) are included in salary and non-equity incentive plan compensation reported for the named executive officers in the Summary Compensation Table above.
(2)	All of the contributions made by us for our named executive officers reported in column (c) are included in “All Other Compensation” for the executive officers in the Summary Compensation Table above. Amounts included in column (c) do not include contributions to the Qualified Savings Plan.
(3)	Aggregate earnings represent an increase in the value of investments in each of the named executive officers’ plans during the fiscal year ended December 31, 2014.
(4)	The portion of the Aggregate Balance at Last Fiscal Year End reported as compensation in the Summary Compensation Table in our proxy statement for fiscal years ended prior to the year ended December 31, 2014 was $81,823 for Mr. Giacomini and $25,436 for Mr. Smith.

Pursuant to our Non-Qualified Savings Plan, certain of our employees, including our named executive officers, may defer between 1% and 100% of base salary and annual non-equity incentive compensation. Deferral elections for our Non-Qualified Savings Plan are made by eligible employees in November or December of each year for base salary and annual non-equity incentive compensation amounts earned in the following year. The investment options for our Non-Qualified Savings Plan are publicly available mutual funds. We make matching contributions in the same investment allocations that the participant selects for his or her contributions to our Non-Qualified Savings Plan.

The Non-Qualified Savings Plan provides executives and employees who may reach contribution limits imposed by the Internal Revenue Service for the Qualified Savings Plan with the opportunity to participate in a tax advantaged savings plan comparable to the Qualified Savings Plan. The investment options offered to participants in our Non-Qualified Savings Plan are similar to those offered in our Qualified Savings Plan. Participants may elect to defer up to 100% of their base pay or annual non-equity incentive compensation. Through the end of 2014, we matched 100% of the first 8% of each employee’s deferrals to the Non-Qualified Savings Plan, and in addition, we provided an 8% company contribution to each employee participating in the Non-Qualified Savings Plan for all eligible compensation in excess of the Internal Revenue Service income contribution limit (“Excess Income”).

Beginning in 2015, the Non-Qualified Savings Plan has been modified to provide for a match of 100% of the first 6% of each employee’s deferrals to the Non-Qualified Savings Plan, and a 6% company contribution for all Excess Income. In addition, beginning in 2015, the Non-Qualified Savings Plan was further modified to provide for an additional discretionary matching contribution of between 0% and 2% of the employee’s deferrals and Excess Income depending upon the Company’s achievement of pre-determined financial performance targets. Employees who are otherwise eligible to participate in the Non-Qualified Savings Plan but do not elect to defer any of their base pay or non-equity compensation will receive a non-elective contribution of 3% for compensation in excess of the Internal Revenue Code Section 401(a)(17) limit. Through the end of 2014, participants were vested on a five-year graded vesting schedule for company contributions. Beginning in 2015, participants are vested on a three-year graded vesting schedule for company contributions. Accrued benefits under the Non-Qualified Savings Plan may be distributed as either a lump sum payment or in annual, quarterly or monthly payments over a five-year period. Distributions will be paid no sooner than six months after termination of employment for “specified employees” as defined by the Internal Revenue Code. All of our named executive officers are specified employees. The distribution election may not be changed within 12 months of termination or retirement. Changes made prior to the 12 month requirement can result in deferral of participant’s distribution for an additional five years.

Potential Payments Upon Termination

The compensation benefits that are payable to each of our named executive officers in the event of a voluntary termination will be the same as those available to all of our other salaried employees. In the event of the disability, retirement, involuntary not-for-cause termination or a change-in-control, our named executive officers will receive additional compensation benefits as described below. In the event of the death of a named executive officer, such officer’s estate will be entitled to receive the benefits described below. Termination payments and change-in-control payments will be mutually exclusive and our named executive officers will not be entitled to receive both forms of payments under any circumstances.

Retirement Agreement with Ronald D. Mambu

In connection with his planned retirement from his position of Chief Financial Officer, we entered into an agreement with Mr. Mambu on October 7, 2013 relating to the extension of his employment through the first quarter of 2014. Pursuant to the agreement, we agreed to pay Mr. Mambu the difference between the amount he would receive under the Supplemental Employee Retirement Plan had his benefits under such plan been calculated using the applicable 2013 interest rate and mortality table and the amount Mr. Mambu would receive had the benefit been calculated using the applicable 2012 interest rate and mortality table that would have applied had his retirement occurred during 2013, as a separate payment. This calculation resulted in a payment of $216,533 being made to Mr. Mambu in 2014. In addition, we agreed that Mr. Mambu would be eligible for a pro-rata payment of his 2014 bonus based on number of days of employment in 2014, with an individual performance rating of not less than 1.00.

Payments in the Event of Death, Disability or Retirement

In the event of the death or disability of a named executive officer during active employment with us, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. The performance-based cash awards under the LTIP will be paid in the form of a check or other cash instrument within 70 days. This same death or disability benefit will exist for any of our employees who hold an unvested LTIP award at the time of their death or disability. In the event of the retirement of any of our named executive officers after reaching the age of 62, all outstanding LTIP awards under the LTIP will be retained and will vest in accordance with their pre-retirement normal vesting schedule. If any of our named executive officers chose to retire as of the last day of our 2014 fiscal year, the effect of that retirement would be the same as if the named executive officer had resigned, and the named executive officer would forfeit all unvested LTIP awards. The following table assumes that each of our named executive officers was retirement-eligible as of the end of our 2014 fiscal year, and shows the value to each of our named executive officers should any of these events have occurred on December 31, 2014 under our plans, policies and agreements.

Executive Benefits and Payments in the Event of

Death, Disability or Retirement on December 31, 2014

	Long-Term Incentive Compensation
Name	Performance-Based Restricted Stock Units (1) ($)	Performance-Based Cash Awards (2) ($)	Time-Based Restricted Stock Units ($)	Total (3) ($)
Thomas W. Giacomini	4,784,186	-	435,822	5,220,008
Brian A. Deck	660,880	-	343,781	1,004,661
Ronald D. Mambu (4)	1,062,200	215,825	446,107	1,724,132
Steven R. Smith	1,341,871	166,875	1,011,727	2,520,473
David C. Burdakin	625,457	-	117,113	742,570
Mark K. Montague	765,342	93,450	250,360	1,109,152

(1)	Reflects the value of performance-based restricted stock units at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End” Table.
(2)	Reflects the value of performance-based cash LTIP awards at actual achieved levels described in “Summary Compensation” Table.
(3)	Represents the value of unvested LTIP awards that may be retained until their normal vesting date in the case of retirement at age 62. Retirement will not result in accelerated vesting. A portion of the total value of the unvested equity awards resulting from accelerated vesting upon death or disability on December 31, 2014 would have vested without accelerating on January 2, 2015, the awards’ normal vesting date, pursuant to the terms of those awards which were granted to Messrs. Smith, Montague, and Mambu on February 27, 2012 and to Mr. Deck on February 3, 2014. That portion of the value is: Mr. Smith, $675,010; Mr. Montague, $472,527; Mr. Mambu, $1,091,346; and Mr. Deck, $220,031.
(4)	Mr. Mambu retired on March 31, 2014, and the amounts above reflect the value of LTIP awards that he will retain until their normal vesting date.

Payments Made in an Involuntary Termination

Our named executive officers will receive payments pursuant to our executive severance plan described in “Compensation Discussion and Analysis—General Executive Severance Benefits” above in the event they lose their job involuntarily, other than for cause or as a result of a change-in-control. The benefits under this plan include:

•	a severance payment equal to 15 months of base salary and target bonus (18 months in the case of Mr. Giacomini);

•	a pro-rata payment of annual target bonus at target levels for the calendar year in which the termination occurs;

•	a payment equal to 15 times the employer portion of the monthly premiums for medical and dental benefits;

•	reimbursement for outplacement assistance in an amount not exceeding $50,000; and

•

a single lump sum payment of $20,000 less any amounts that we previously reimbursed the named executive officer for financial planning and tax preparation assistance in the year in which the termination of employment occurs.

Benefits under our executive severance plan will be contingent upon continuing compliance by the terminated executive with non-disclosure, non-compete and non-solicitation covenants. An executive will cease to participate in the executive severance plan upon the occurrence of certain disqualifying events or the violation of the provisions contained in the separation agreement.

The amounts shown in the table below are calculated using the assumption that an involuntary not for cause termination was effective as of December 31, 2014, and as a result are based on amounts earned through such time and are only estimates of amounts which would be paid out to our named executive officers in the event of such a termination under our executive severance plan. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their current salaries and benefits at such time. One of our named executive officers, Ronald D. Mambu, retired during 2014 and is accordingly not included in the table.

Executive Benefits and Payments for

Involuntary Termination Occurring on December 31, 2014

	Compensation($)		Benefits and Perquisites($)
Name	Severance Payment	Pro-Rated Target Annual Bonus	Medical and Dental Benefits (1)	Financial Planning and Tax Preparation Assistance	Outplacement Services	Total($)
Thomas W. Giacomini	2,250,000	733,333	10,568	0	50,000	3,043,901
Brian A. Deck	752,813	217,479	18,504	20,000	50,000	1,058,796
Steven R. Smith	750,000	220,469	18,504	4,250	50,000	1,043,223
David C. Burdakin	707,188	200,750	11,567	0	50,000	969,505
Mark K. Montague	622,688	154,143	12,947	0	50,000	839,778

(1)	Assumes no change in current premium cost paid by the Company and such named executive for medical and dental benefits.

In the event of an involuntary termination, the treatment of an executive officer’s outstanding equity awards is at the discretion of our Chief Executive Officer and the Compensation Committee. An executive officer may be permitted to retain all or a portion of these awards subject to their existing vesting schedule. For the valuation of these awards at December 31, 2014, see the Outstanding Equity Awards at Fiscal Year-End Table above.

Potential Payments Upon Change-in-Control

We entered into “double-trigger” executive severance agreements with each of our named executive officers pursuant to which, in the event of both a qualifying change-in-control and any of (1) an involuntary termination of employment for reasons other than cause, disability or death within 24 months after the change in control, (2) a voluntary termination of employment for good reason within 24 months after the change in control or (3) our breach of any material provision of the underlying agreement, each of our named executive officers will be entitled to receive such executive’s accrued salary and vacation, certain expense reimbursements and certain other severance benefits described in the executive severance agreements. The severance benefits include a multiple of two times their annual base salary (three times for Mr. Giacomini) and the same multiple of the executive’s annual target non-equity incentive compensation. An example, based on a December 31, 2014 termination date, of the severance benefits that would become due are set forth in the table below.

The cash portion of the severance benefits will generally be required to be paid in a single lump sum payment no later than 30 days after the date of termination, subject to certain delayed payment exceptions that may apply under certain circumstances pursuant to requirements imposed by Section 409A of the Internal Revenue Code.

Our named executive officers will not be obligated to seek other employment in mitigation of amounts payable under the executive severance agreements, and their subsequent re-employment will not impact our obligation to make the severance payments provided for under the executive severance agreements provided the executive’s employment does not violate any non-compete obligation under the executive severance agreement.

Our named executive officers who receive severance benefits under executive severance agreements will not be entitled to receive additional severance benefits under our general executive severance plan described above under “Potential Payments Made Upon Termination” and in “Compensation Discussion and Analysis — General Executive Severance Benefits.”

As described above, a qualifying change in control is required as one of the two triggers resulting in payment of severance benefits. A qualifying change in control is defined in the executive severance agreements to include:

•	any person or group becomes the owner of more than 50% of the fair market value or voting power of our stock,

•

either (i) any person or group acquires ownership of more than 30% of the voting power of our stock in any twelve-month period or (ii) a change in the majority of our Board of Directors during any twelve-month period (excluding changes endorsed by a majority of the members of our Board of Directors prior to such change), except in each case to the extent that at such time there is another person or group that owns a majority of our stock, and

•

any person or group acquires more than 40% of the fair market value of our assets during any twelve-month period, except to the extent the assets are transferred to (i) a stockholder of our company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by our company, (iii) a person or certain groups of persons that owns, directly or indirectly, 50% or more of the total value or voting power of all of our outstanding stock or (iv) an entity at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in the immediately preceding paragraph.

A named executive officer’s voluntary termination will be considered to be for good reason for purposes of the executive severance agreements if, without the executive’s express written consent, there is any (1) material reduction or alteration in the executive’s duties or any assignment that is materially inconsistent with such executive’s duties, (2) meaningful change in the executive’s work location, (3) material reduction in the executive’s base salary, (4) material reduction in the executive’s level of participation in our compensation, benefit or retirement plans, policies, practices or arrangements or (5) failure of the successor in a change in control to assume our obligations under the executive severance agreement.

If payments of any amount to a named executive office under an executive severance agreement would be subject to an excise tax under the Internal Revenue Code, the amount of payments generally will be reduced to the maximum amount that may be paid without triggering an excise tax payment. No such reduction will be made, however, if the net after-tax benefit that a named executive officer would otherwise receive in the absence of such a reduction would exceed the net after-tax benefit the executive would receive after making such a reduction.

Under the terms of our Incentive Compensation Plan, in the event of a change of control, all outstanding LTIP awards will vest immediately and will be paid at 100% of the target award. The performance-based cash awards under the LTIP will be paid in the form of a check or other cash instrument within 70 days. Beginning in 2015, unvested restricted stock units will vest after the occurrence of a change-in-control only if the executive officer’s position is terminated within a period of twenty-four months or the executive’s responsibilities, salary and/or location are significantly changed. Outstanding LTIP awards that have performance measures that vest under these circumstances will vest immediately and will be paid at 100% of the target award.

The amounts shown in the table below are calculated using the assumption that payments described above were triggered as of December 31, 2014, and as a result are based on amounts earned through such time and are only estimates of the amounts which would be paid to our named executive officers in the event of such a qualifying termination under the executive severance agreements. The actual amounts that would be paid out if such a termination were to occur can only be determined at the time of such executive officer’s actual termination and would be subject to their salaries, incentives and other benefits at that time.

Executive Benefits and Payments for

Change-in-Control Termination Occurring on December 31, 2014

	Compensation ($)							Benefits and Perquisites($)
	Base Salary Multiple (1)	Annual Cash Bonus Multiple	Pro- Rated Target Annual Non- Equity Incentive	Long-Term Incentive Compensation -Performance Shares(2)(3)	Long-Term Incentive Compensation - Restricted Stock Units(3)	Long-Term Incentive Compensation Performance Cash Awards (4)	Value of additional Year of Vesting Service in Non- Qualified Retirement Plan	Medical and Dental, Life Insurance, and Disability Benefits(5)	Out- placement Services	Excise Tax Cutback	Total($)
Thomas W. Giacomini	2,250,000	2,199,999	733,333	4,784,186	435,822	-	50,964	15,765	50,000	(529,330)	9,990,739

Brian A. Deck	730,000	474,500	217,479	660,880	343,781	-	3,876	23,921	50,000	-	2,504,437

Ronald D. Mambu (6)	-	-	-	1,062,200	446,107	215,825	-	-	-	-	1,724,132

Steven R. Smith	750,000	440,938	220,469	1,341,871	1,011,727	166,875	-	23,846	50,000	-	4,005,726

David C. Burdakin	730,000	401,500	200,750	625,457	117,113	-	8,610	15,597	50,000	-	2,149,027

Mark K. Montague	687,104	308,286	154,143	765,342	250,360	93,450	-	17,811	50,000	-	2,326,496

(1)	The base salary multiples reflect the terms of these officers’ change-in-control agreements as of December 31, 2014.
(2)	Reflects the value of performance-based restricted stock units at actual achieved levels described in “Outstanding Equity Awards at Fiscal Year-End Table.”
(3)	A portion of the total value of the long term incentive compensation shown above resulting from accelerated vesting upon a change-in-control taking place on December 31, 2014 would have vested without accelerating on January 2, 2015, the awards’ normal vesting date, pursuant to the terms of those awards which were granted to Messrs. Smith, Montague, and Mambu on February 27, 2012 and to Mr. Deck on February 3, 2014. That portion of the value is: Mr. Smith, $675,010; Mr. Montague, $472,527; Mr. Mambu, $1,091,346; and Mr. Deck, $220,031.
(4)	Reflects the value of performance-based cash LTIP awards at actual achieved levels as reported in the Summary Compensation Table.
(5)	Assumes no change in current premium cost paid for such named executive officer’s medical, dental, life insurance and disability benefits.
(6)	Due to his retirement on March 31, 2014, Mr. Mambu is no longer eligible to receive benefits under his Executive Severance Agreement. However, Mr. Mambu’s outstanding LTIP awards will nevertheless vest immediately in the event of a change in control pursuant to the provisions of our Incentive Compensation Plan.

AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this Proxy Statement by reference, except to the extent we incorporate this report by specific reference.

The Company’s management has the primary responsibility for the financial statements and the reporting process, including the system of internal accounting controls. As part of the Audit Committee’s oversight function, the Audit Committee has:

•

Reviewed and discussed the Company’s annual audited financial statements and quarterly financial statements with management and KPMG LLP (KPMG), the Company’s independent registered public accounting firm;

•

Reviewed related matters and disclosure items, including the Company’s earnings releases, and performed its regular review of critical accounting policies and the processes by which the Company’s chief executive officer and chief financial officer certify the information contained in its quarterly and annual filings;

•	Discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standards No. 16, Communications with Audit Committees; and

•

Received the written disclosures and letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the committee concerning independence, and discussed with KPMG their independence and related matters.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

The preceding report has been furnished by the following members of the Audit Committee:

Alan D. Feldman, Chairman

C. Maury Devine

James E. Goodwin

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

We have undertaken responsibility for preparing and filing the stock ownership forms required under Section 16(a) of the Securities Exchange Act of 1934 on behalf of our officers and directors. Based on a review of forms filed and information provided by our officers and directors to us, we believe that all Section 16(a) reporting requirements were fully met during 2013.

Code of Ethics

Our Code of Business Conduct and Ethics, which is applicable to all of our principal executive and financial officers, our directors and our employees generally, may be found on the Investor Relations section of our website under Corporate Governance at www.jbtcorporation.com, and is also available in print (without charge) to any stockholder upon request. A request should be directed to John Bean Technologies Corporation at our principal executive offices at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary. We have established a hotline for employees to report violations of the ethics policy or complaints regarding accounting and auditing practices on an anonymous basis. Reports of possible violations of financial or accounting policies made to the hotline are directed to our Director of Internal Audit and the chair of the Audit Committee.

Proposals for the 2016 Annual Meeting of Stockholders

Stockholders may make proposals to be considered at the 2016 Annual Meeting. To be included in the proxy statement and form of proxy for the 2016 Annual Meeting, stockholder proposals must be received not later than December 3, 2015, at our principal executive offices at John Bean Technologies Corporation, 70 West Madison Street, Suite 4400, Chicago, Illinois 60602, Attention: Executive Vice President, General Counsel and Secretary.

To properly bring other business before the Annual Meeting, a stockholder must deliver written notice thereof, setting forth the information specified in our By-laws, to the Secretary at our principal executive offices not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s Annual Meeting; provided, however, that such other business must otherwise be a proper matter for stockholder action. In the event that the date of the Annual Meeting is more than 30 days before or more than 60 days after such anniversary date, however, a stockholder must deliver notice not earlier than the 120th day prior to such Annual Meeting and not later than the later of (a) the 90th day prior to such Annual Meeting and (b) the 10th day following the day on which we first make public announcement of the date of such meeting. To properly bring business before the 2016 Annual Meeting, we must receive notice at our principal executive offices no later than February 15, 2016. A copy of the full text of the By-Law provisions discussed above may be obtained by writing to John Bean Technologies Corporation, c/o the Executive Vice President, General Counsel and Secretary at 70 West Madison Street, Suite 4400, Chicago, Illinois 60602.

Expenses Relating to the Proxy Solicitation

The accompanying proxy is solicited by and on behalf of the Board of Directors, and the cost of such solicitation will be borne by our Company. We have retained Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to aid in the solicitation. For these and other related advisory services, we will pay Morrow & Company, LLC a fee of $5,500 and reimburse it for certain out of pocket costs. In addition, our officers, directors and employees may solicit proxies by telephone or in person without additional compensation for those activities. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and our transfer agent and its affiliates for reasonable out-of-pocket expenses in forwarding such materials to beneficial owners and obtaining the proxies of such owners.

James L. Marvin

Executive Vice President, General

Counsel and Secretary

John Bean Technologies Corporation 70 West Madison Street Suite 4400 Chicago, Illinois 60602	Notice of Annual Meeting of Stockholders May 15, 2015 and Proxy Statement
John Bean Technologies Corporation

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Central Time, on May 14, 2015.

Vote by Internet • Go to www.envisionreports.com/JBT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

+
1.	Election of Directors:	For	Withhold		For	Withhold
	01 - C. Maury Devine	☐	☐	02 - James M. Ringler	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Re-approve the performance measures we use for performance-based awards under our incentive compensation plan.	☐	☐	☐	3.	Approve on an advisory basis the compensation of named executive officers.	☐	☐	☐
4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

B Non-Voting Items
Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is by a corporation, a duly authorized officer should sign in full corporate name. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

020VTB

2015 Annual Meeting Admission Ticket

2015 Annual Meeting of

John Bean Technologies Corporation Stockholders

May 15, 2015, 9:30 AM Central Time

Three First National Plaza

70 West Madison Street, Suite 450, Chicago, Illinois 60602

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — John Bean Technologies Corporation

Notice of 2015 Annual Meeting of Stockholders

Three First National Plaza

70 West Madison Street, Suite 450, Chicago, Illinois 60602

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2015

Thomas W. Giacomini, Brian A. Deck and James L. Marvin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of John Bean Technologies Corporation to be held on May 15, 2015 or at any postponement or adjournment thereof.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing in the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting of Stockholders.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTORS, “FOR” PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

(Items to be voted appear on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

+
1.	Election of Directors:	For	Withhold		For	Withhold
	01 - C. Maury Devine	☐	☐	02 - James M. Ringler	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Re-approve the performance measures we use for performance-based awards under our incentive compensation plan.	☐	☐	☐	3.	Approve on an advisory basis the compensation of named executive officers.	☐	☐	☐

4.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2015.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is by a corporation, a duly authorized officer should sign in full corporate name. If a partnership, please sign in partnership name by an authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

020VUC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — John Bean Technologies Corporation

Notice of 2015 Annual Meeting of Stockholders

Three First National Plaza

70 West Madison Street, Suite 450, Chicago, Illinois 60602

Proxy Solicited by Board of Directors for Annual Meeting — May 15, 2015

Thomas W. Giacomini, Brian A. Deck and James L. Marvin, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of John Bean Technologies Corporation to be held on May 15, 2015 or at any postponement or adjournment thereof.

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing in the proxy and in the discretion of the proxy holders as to any other matters that may properly come before the Annual Meeting of Stockholders.

IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTORS, “FOR” PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.

(Items to be voted appear on reverse side.)